As filed with the Securities and Exchange Commission on July 18, 2002

                                                  Registration No.____________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              U.S. GOLD CORPORATION
                 (Name of small business issuer in its charter)

   Colorado                           1041                       84-0796160
----------------               -----------------             -------------------
(State or other                (Primary Standard              (I.R.S. Employer
jurisdiction of                    Industrial                Identification No.)
incorporation or                 Classification
organization)                         Code)


  2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545 (303) 238-1438
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
     ----------------------------------------------------------------------
     (Address of principal place of business or intended place of business)


                William W. Reid, President, U.S. Gold Corporation
          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                                  303-238-1438
          -------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                 With a copy to:
                               Richard Mauro, Esq.
                  Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
                       1225 Seventeenth Street, 29th Floor
                           Denver, Colorado 80202-5529
                                 (303) 292-2900

Approximate date of commencement proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                       Proposed         Proposed
  class of          Amount          maximum           maximum        Amount of
securities to       to be        offering price      aggregate      registration
be registered     registered        per unit       offering price       fee
-------------     ----------     --------------    --------------   ------------

Common Shares      2,785,715         $0.464          $1,292,572       $118.00

--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE  INFORMATION  IN THIS  PROSPECTUS  IS NOT COMPLETE  AND MAY BE CHANGED.  THE
SELLING SHAREHOLDERS MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to completion, dated July __, 2002


Prospectus


                              U.S. Gold Corporation
                                2,785,715 Shares
                                  Common Stock


By this prospectus, the Selling Shareholders named in this prospectus may from time to time offer shares of our Common Stock. U.S. Gold Corporation will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. This prospectus also relates to shares to be issued upon exercise of certain Common Stock warrants for which U.S. Gold Corporation would receive gross proceeds of $227,143 if all the subject warrants are exercised (see "Description of Capital Stock" elsewhere in this prospectus).

Our Common Stock trades on the OTC Bulletin Board under the symbol :"USGL." On July 12, 2002, the reported last sale price of our Common Stock was $0.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7 OF THIS PROSPECTUS AND THOSE RISK FACTORS CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IF ANY, FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECUTIEIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is July __, 2002.

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

PROSPECTUS SUMMARY..................................................     5

RISK FACTORS........................................................     7

USE OF PROCEEDS.....................................................    10

DETERMINATION OF OFFERING PRICE.....................................    10

SELLING SECURITY HOLDERS............................................    10

PLAN OF DISTRIBUTION................................................    12

LEGAL PROCEEDINGS...................................................    13

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS........    13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......    14

DESCRIPTION OF CAPITAL STOCK........................................    15

INTEREST OF NAMED EXPERTS AND COUNSEL...............................    15

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITY LIABILITY..............................................    15

DESCRIPTION OF BUSINESS.............................................    16

MANAGEMENTS' DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................    20

DESCRIPTION OF PROPERTY.............................................    25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................    28

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS............    29

EXECUTIVE COMPENSATION..............................................    30

FINANCIAL STATEMENTS................................................    34

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE..............................    61

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...................    61

LEGAL MATTERS.......................................................    61

ADDITIONAL INFORMATION AVAILABLE....................................    61

ABOUT THIS PROSPECTUS                                                 Back Cover

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including the "Risk Factors" section.

THE OFFERING:       Resale  of  2,785,715  shares  of  Common  Stock by  Selling
                    Shareholders in market or negotiated transactions.

OUR  BUSINESS:      We are  engaged  in the  exploration  for  gold  and  silver mineralization  and  the  development  and  production  from successful properties. Our only owned mining property is the
                    Tonkin    Springs    property    located   on   the   Battle
                    Mountain-Cortez  gold trend in Nevada. At the Tonkin Springs property  we have a milling  facility in place which as well as an estimate of mineralized  material of 30.7 million tons with average  grade of 0.045 ounce gold per ton. Our current plans are to prepare  amendments  to  required  governmental permits and  authorities  which would allow us to recommence production  at Tonkin  Springs and which would involve minor
                    modification  of  the  milling   facilities   including  the
                    incorporation floatation technology which we have licensed from Newmont Mining Corporation, and to otherwise prepare the facilities for operations. We estimate that the capital required to recommence gold production at Tonkin Springs after regulatory permits have been secured is in the range of $2 million. We will be required to raise additional funding to complete these plans and to provide for corporate overhead which funding could include secured debt, sale of a royalty interest on the property, and sale of additional
                    Common Stock

                    We also have an approximate 30 percent minority stock investment in an affiliated company, Gold Resource Corporation, which is currently exploring an underground zinc, silver and lead base metal property in Hidalgo state, Mexico. We are managing the affairs of Gold Resource under a contract, however, Gold Resource Corporation is responsible to provide all its required funding. See "BUSINESS".

TOTAL SHARES
OUTSTANDING PRIOR
TO THE OFFERING:    16,383,533

SHARES BEING
OFFERED FOR RESALE
TO THE PUBLIC:      2,785,715

SHARES BEING ISSUED
WHEN AND IF THERE
IS EXERCISE OF
WARRANTS:           428,572

TOTAL SHARES
OUTSTANDING AFTER
THE OFFERING:       16,812,105

PRICE PER SHARE
TO THE PUBLIC:      Indeterminate, sales will be made either as market prices on the date of sale or negotiated prices.

TOTAL PROCEEDS
RAISED BY
OFFERING:           None from sale by Selling Shareholders; however, the Company may receive up to $227,143 from proceeds from the exercise of 428,572 warrant shares registered in this offering.

USE OF PROCEEDS
FROM THE SALE OF
SHARES BY THE
COMPANY:            Working capital and general corporate purposes.

OTC BULLETIN
BOARD SYMBOL:       USGL

PLAN OF
DISTRIBUTION:       Market  transactions  through  licensed   broker-dealers  or
                    negotiated   transactions,    in   the   case   of   Selling
                    Shareholders. Issuance of shares pursuant to exercise and conversion of warrants in the case of the Company.

MANAGEMENT:         Our  executive  management  is made up of  William  W. Reid, president,  chief executive officer and director, William F.
                    Pass, vice president, chief financial officer and secretary,
                    David  C.  Reid,  vice  president  and  director,   and  our
                    non-executive, outside director is John W. Goth.

Unless otherwise indicated, "we," "us" and "our" refer to U. S. Gold Corporation and our subsidiaries. The Company's significant subsidiary is Tonkin Springs LLC, which owns the Tonkin Springs mining project in Eureka County, Nevada.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE BELIEVE THESE ARE ALL THE MATERIAL RISKS CURRENTLY FACING OUR BUSINESS, BUT ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

1. LACK OF RESERVES. While there is an established estimate of mineralized material for the Tonkin Springs property, there can be no assurance the property contains economic mineralization. To achieve determination of proven and probable reserves, it will be necessary to engage an outside engineering firm and develop an economic model demonstrating commercial feasibility of the property

2. COMPLIANCE WITH ENVIRONMENTAL REGULATION. In connection with our mining, milling and exploration activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment all of which can increase the costs and time required to attain operations. We have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for our planned operations, however, there can be no assurance that we will be successful in obtaining the required authority to commence development and operation, or that such authority can be obtained in a timely basis. We may not be able to complete our planned start-up program due to permitting problems or other causes and thus may be unable to develop the property before expending all monies raised.

3. LACK OF FUNDING. We may be unable to secure additional funding necessary to allow us to cover corporate overhead and project holding costs, obtain necessary operating permits, fund construction and working capital to commence successful operations at the Tonkin Springs project and profitably develop the property. There can be no assurance that the Company will be successful in obtaining any additional funding necessary to protect its assets and/or to meet its financial obligations.

4. LOSS OF INTEREST IN PROPERTIES. Our interest in the claims making up the Tonkin Springs property require certain annual payments to various governmental authorities and to leaseholders in the cases of property subject to leases along with certain minimum work commitments associated with certain of those property leases. If we are unable to meet the financial, fees, and work commitments required, we could lose the right to develop those properties.

5. TITLE TO MINERAL PROPERTIES CAN BE UNCERTAIN. The mineral properties making up the Tonkin Springs property consist of leases of unpatented mining claims and unpatented mining claims. Unpatented mining claims provide only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties related to such things as sufficiency of mineral discovery, proper posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. In order to retain title to unpatented mining claims, we, as well as other claim holders, must have met annual assessment work requirements of $100 per claim through September 1, 1992. In addition, we must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. After September 1, 1992, a holder of an unpatented mining claim or mill-site claim must pay a maintenance fee to the United States Government of $100 per claim per year for each assessment year instead of performing assessment work. In addition, a payment of $100 per claim is required for each new claim located. Nevada state law also requires annual public filing of affidavits regarding the payment of maintenance fees to the United States.

     The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We also are allowed to use the surface of the land solely for purposes relating to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims.

6. FLUCTUATING GOLD PRICE. The profitability of gold mining operations and thus the value of the Tonkin Springs project is directly related to the market price of gold. The market price of gold fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, global or regional political, economic or banking conditions, as well as normal supply and demand factors, and a number of other factors. Price fluctuations between the time that property development decisions are made and the commencement of production can drastically affect the economics of a mine. The market price may decrease for gold that we hope to produce from successful mining operations of the Tonkin Springs property, thus making such operation uneconomic or too uncertain to undertake.

     The volatility of gold prices is illustrated by the following table, which sets forth, for the periods indicated, the high and low spot prices in U.S. dollars per ounce rounded to the nearest dollar, as provided by the New York Commodities Exchange ("COMEX").

                           Gold Prices Per Ounce (US$)

     Year                                            High           Low
     ----                                            ----           ---

     1998                                           $314.70       $284.60
     1999                                           $327.50       $252.50
     2000                                           $322.00       $264.50
     2001                                           $294.00       $255.00
     2002 (to 7/3/02)                               $329.70       $279.00

     On July 3, 2002, the closing price of gold reported on the COMEX was $310.90 per ounce.

7. MINING RISKS. The operations of the Company are subject to all of the hazards and risks normally incident to developing and operating mining properties. These risks include:

     *      insufficient economic mineralized material
     *      fluctuations in production costs that may make mining not economical
     *      significant environmental and other regulatory restrictions
     *      labor disputes
     *      unanticipated variations in grade and other geologic problems
     *      water conditions
     *      difficult surface or underground conditions
     *      metallurgical and other processing problems
     *      mechanical and equipment performance problems
     *      failure of pit walls or dams
     *      force majeure events, including natural disasters
     *      and the risk of injury to persons, property or the environment

     Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

8. COMPETITIVE BUSINESS CONDITIONS. The exploration for, and the acquisition and development of gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited cash flow means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future. Therefore, we may have to undertake greater risks than more established companies in order to compete

9. LACK OF CASH FLOW AND PROFITS. During recent years, we have periodically generated operating losses and have not generated cash flow from mining operations. As a result, we have relied upon payments from third parties under various transactions, deferral of payments by related parties, and funding from other sources to satisfy cash requirements.

10. LIMITED PROSPECTS. Our only current mining project is the Tonkin Springs project which we own 100%. We also have an approximate 30 percent minority stock ownership position in an affiliated company, Gold Resource Corporation ("GRC"), which is exploring a silver, lead, zinc base metal property in Mexico. Neither of these projects has any operations. The Company must commence such operations to derive revenues. Therefore, we are dependent on the success of a limited number of projects.

11. VOLATILITY OF STOCK PRICE. Our Common Stock is quoted on the OTC Bulletin Board System. We have experienced significant volatility in price and trading volumes over the last several years. There can be no assurance of adequate liquidity in the future for our Common Stock. See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

12. ADVERSE LEGISLATION. Proposed federal legislation could negatively impact our ability to operate in the future. A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the Mining Law of 1872, but none of these proposals currently are under active consideration. However, if enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to a obtain patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

13. VALIDITY OF TITLE TO UNPATENTED MINING CLAIMS. The validity of unpatented mining claims, which constitute the majority of our Tonkin Springs project, are often uncertain, and such validity is often subject to contest. Unpatented mining claims are unique property interests in the United States and are generally considered subject to greater title risk than patented mining claims or real property interest that are owned in fee simple. The validity of unpatented mining claims in the United States, in terms of both their location and maintenance, is dependent on strict compliance with a complex body of federal and state statutory and case law. In addition, there are few public records that definitely control the issues of validity and ownership of unpatented mining claims. Although we have attempted to acquire satisfactory title to our properties consisting of unpatented mining claims in the United States, we have not generally obtained title opinions, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective.

14. LACK OF PERSONNEL/CONFLICT OF INTEREST. We are a small Company with only five employees and thus our success depends on the services of key employees in the three executive positions. The loss of the services of one or more of these executive employees could have a material adverse effect on us. The Company does not carry life insurance on its key employees. As provided in a management contract between the Company and GRC, Messers William and David Reid are committed to devote a portion of their time to the business affairs of GRC, an affiliate of the Company. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective responsibilities to GRC.

15. POTENTIAL ENVIRONMENTAL LIABILITY FOR OTHER PROPERTIES. We have transferred our interest in several mining properties over the past years and we could remain potentially liable for environmental enforcement actions related to our prior ownership interest of such properties. However, we have no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. The Company is responsible for the reclamation obligations related to the Tonkin Springs Properties.

16. RECLAMATION OBLIGATIONS. As owner of the Tonkin Springs property, we are responsible for the reclamation obligations related to disturbances located on the property. The current estimate of reclamation costs of disturbances on the property is approximately $1.83 million which estimate has been filed with and approved by appropriate federal and state governmental agencies. We have in place a cash bond in the amount of $1.84 million to secure the reclamation of the property. There can be assurance, however, that the cash bond will be adequate to cover the costs of reclamation.

17. INSUFFICIENT AUTHORIZED STOCK. The Company does not have additional shares of authorized but unissued Common Stock which is not otherwise reserved for warrants and for options. Therefore the Company has no available shares of Common Stock to meet future financing needs. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain.


                                 USE OF PROCEEDS

The Selling Shareholders are offering all of the Common Stock covered by this prospectus. U.S. Gold Corporation will not receive any proceeds from the sale of the Common Stock in this offering. However, 428,572 of the shares are issuable pursuant to outstanding warrants. If all the warrants are exercised, the Company will receive an aggregate of $227,143 in cash from certain Selling Shareholders upon exercise of the warrants, which, if received, will be added to the general working capital of the Company.

                         DETERMINATION OF OFFERING PRICE

The Selling Shareholders and their pledges, donees, transferees or other successors in interest may offer the shares of our commons stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market process prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The exercise price of the outstanding warrants, $.53/share, was determined as the approximate bid price of the Common Stock at the time of the commitment.

                            SELLING SECURITY HOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock by the persons we expect will be the Selling Shareholders, based on the number of shares of Common Stock and warrants outstanding as of July 12, 2002. Except as otherwise noted in the footnotes below, we are not aware of any purchases or sales of our Common Stock by the Selling Shareholders subsequent to July 12, 2002. The shares in the "Shares That May Be Sold" column reflect shares actually owned (as compared to beneficially owned) and to be sold by each Selling stockholder. Each of the Selling Shareholders listed below has agreed that, during the effectiveness of the registration statement of which this prospectus is a part, such Selling stockholder will sell shares of Common Stock only pursuant to such registration statement.

                                                         Shares That
                           Shares Beneficially Owned       May Be         Shares Beneficially Owned
                           As of July 12, 2002 (1)          Sold          After Offering (1)(2)
                           -------------------------     -----------      -------------------------
Selling Shareholders         Number       Percentage        Number        Number         Percentage
--------------------       ---------      ----------     -----------      ------         ----------
Excalibur Limited
Partnership (3)            1,285,715         7.8%         1,285,715         0                0%

Global Gold &
Precious (4)                 125,000           *            125,000         0                0%

1056149 Ontario Ltd.
c/o HSBC Securities
(Canada) Inc. (5)             50,000           *             50,000         0                0%

John Ryan (6)                375,000         2.3%           375,000         0                0%

Michaux-Gestion
Paris (7)                    250,000         1.5%           250,000         0                0%

ING Ferri
a/c 2000024 (8)              125,000           *            125,000         0                0%

Concord Bank
Limited  (9)                  50,000           *             50,000         0                0%

Excelsior Mining
Fund (10)                    125,000           *            125,000         0                0%

R. Clarke (11)                75,000           *             75,000         0                0%

Arlington Group PLC (12)     187,500         1.1%           187,500         0                0%

Kayjay Reality Inc. (13)     112,500           *            112,500         0                0%

GUNDYCO in Trust for          25,000           *             25,000         0                0%
 Account No.
 500-1327427 (14)

-------------------

*   Less than 1%

(1) The number in the "Shares Beneficially Owned After the Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.
(2) Includes the 428,572 shares of Common Stock underlying warrants that are exercisable as of June 30, 2002 or that will become exercisable within 60 days thereafter and are deemed to be outstanding for the purposes of calculating the beneficial ownership of owner, but are not deemed to be outstanding for the purposes of computing the beneficial ownership of any other person.
(3) Excalibur Limited Partnership is an Ontario, Canada limited partnership the general partner of which is William Hechter.
(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France.
(5)  1056149 Ontario Ltd. is an Ontario, Canada private company.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is an investment management company based in Paris, France.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion, an investment management company based in Paris, France.
(9)  The Concorde Bank Limited is a bank registered in Barbados, West Indies.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is an individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy.

                              PLAN OF DISTRIBUTION

We are registering the shares of our Common Stock at the request of the Selling Shareholders. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the Selling Shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part. We may suspend the use of this prospectus and any supplements in certain circumstances due to pending corporate developments.

The Selling Shareholders and their pledges, donees, transferees or other successors in interest may offer the shares of our Common Stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in over-the-counter market or otherwise, at market prices prevailing at the time of sale, or at prices related to prevailing market prices, or at negotiated prices. The Selling Shareholders may negotiate, and will pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the Selling Shareholders may allow other brokers or dealers to participate. However, the Selling Shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the section
2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any of the Selling Shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Security Act of 1933.

The methods by which the Selling Shareholders may sell the shares of our Common Stock include:

     A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

     Purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

     Ordinary brokerage transactions and transactions in which a broker solicits purchases;

     Privately negotiated transactions;

     Any combination of these methods of sale; or

     Any other legal method

In addition to selling their shares under this prospectus, the Selling Shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as defined in Regulation M, of our shares of Common Stock, such person generally may not purchase our Common Stock. The Selling Shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our Common Stock by the Selling Shareholders. This may affect the marketability of our Common Stock.

The Selling Shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The Selling Shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

In recognition of the fact that each Selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with the Selling Shareholders to file with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), a registration statement on Form SB-2, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the Selling Shareholders.

                                LEGAL PROCEEDINGS

There are no legal proceedings involving the Company.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information as to each officer and director of the Company:
                                                  Board
                            Positions With       Position
Name                 Age     the Company        Held Since       Term Expires
----                 ---    --------------      ----------       ------------

William W. Reid      54     President, Chief       1979         Upon Successor's
                            Executive Officer                   Election
                            and Director

John W. Goth         74     Director               1987         Upon Successor's
                                                                Election

David C. Reid        52     Vice President         1993         Upon Successor's
                            and Director                        Election

William F. Pass      55     Vice President,        n/a          n/a
                            Chief Financial
                            Officer, Secretary


WILLIAM W. REID-PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR

Mr. Reid, a founder of the Company, has served as a Director and the President of the Company since its inception in 1979. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. Effective January 1, 1994, Mr. Reid and the Company entered into an employment contract as discussed further under EXECUTIVE COMPENSATION, EMPLOYMENT CONTRACTS.

JOHN W. GOTH-DIRECTOR

Mr. Goth has been a director of the Company since 1987. Mr. Goth also serves on the board of directors of Royal Gold, Inc., a publicly traded company. For the past ten years, Mr. Goth has been a self-employed mining consultant.

DAVID C. REID-VICE PRESIDENT EXPLORATION AND DIRECTOR

Effective October 19, 1993, Mr. David Reid was appointed a member of the Board of Directors of the Company. On January 1, 1994, Mr. Reid became an employee and officer of the Company with the title Vice President Exploration and entered into an employment contract with the Company as discussed further under Executive Compensation, Employment Contracts. Mr. Reid devotes substantially all of his time to the business and affairs of the Company. From January 1, 1993 through December 31, 1993, Mr. Reid was an employee of TSVLP and sole director and president of U.S. Environmental Corporation, a wholly-owned subsidiary of the Company and 0.5 percent owner and limited partner in TSVLP. From September 1, 1991 through December 31, 1992, Mr. Reid was a consultant to the Company. Prior to September, 1991, Mr. Reid was an employee and officer (secretary) of the Company and served as a director.

WILLIAM F. PASS-VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY

Mr. Pass joined the Company in June, 1988 and was appointed Corporate Secretary on September 1, 1991 and effective January 1, 1994, was made Vice President Administration. Effective February 1, 1996, Mr. Pass was appointed Vice President, Chief Financial Officer and Corporate Secretary. Mr. Pass devotes substantially all of his time to the business and affairs of the Company. Effective January 1, 1994, Mr. Pass and the Company entered into an employment contract as discussed further under EXECUTIVE COMPENSATION, EMPLOYMENT CONTRACTS.

There are no family relationships between officers and directors of the Company except that David C. Reid, an officer and director of the Company, is brother to William W. Reid, president of the Company and director.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth the number of shares of the Company's common stock owned beneficially as of July 12, 2001, by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each person serving as a director of the Company, the Executive Officers, and all of the Company's officers and directors as a group.

                                                                   Percentage of
                                                                      Class
Name and Address of                                    Number       Beneficially
Beneficial Owner           Type of Ownership          of Shares      Owned (1)
-------------------        -----------------         ------------  -------------

William W. Reid            Record and Beneficial       572,295(2)       3.4%
25 Downing St.
No. 1-501
Denver, CO 80218

David C. Reid              Record and Beneficial       404,970(3)       2.4%
2201 Quitman St.
Denver, CO 80212

William F. Pass            Record and Beneficial       175,000(4)       1.1%
14820 W. 58th Pl
Golden, CO 80403

John W. Goth               Record and Beneficial       115,000(5)       0.7%
15140 Foothill Road
Golden, CO  80401

Placer Dome U.S. Inc.      Record and Beneficial       975,000          5.8%
Suite 600-1055 Dunsmuir St.
Vancouver, British Columbia,
Canada V7X 1L3 (5)

Resource Investment        Beneficial                3,162,373         18.8%
Trust PLC
Bourne House
34 Beckenham Road
Kent, England BR# 4TU

French American            Record and Beneficial     2,197,265         13.1%
Banking Corporation
499 Park Avenue
New York, NY  10022

All officers and                                     1,267,265          7.2%
directors as a group (4 persons)

----------------
(1) This percentage includes warrants to purchase 428,572 shares of Common Stock which are exercisable within 60 days of the date of this prospectus.
(2) This number includes an option to purchase 508,295 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(3) This number includes an option to purchase 385,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.

(4) This number includes an option to purchase 170,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(5) This number consists of an option to purchase 115,000 shares at $.16 per share which are exercisable within 60 days of the date of this prospectus.
(6) Placer Dome U.S. Inc. is a wholly owned subsidiary of Placer Dome Inc., a Canadian public company.


                          DESCRIPTION OF CAPITAL STOCK

The Company has only one class of securities that being Common Stock, par value $0.10 per share. The Company's authorized capital stock consists of 18,000,000 shares of Common Stock. As of July 12, 2002, there were 16,383,533 shares of the Company's Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to stockholders including the election of directors. Cumulative voting for directors is not permitted. The holders of Common Stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding Common Stock is, and all Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or otherwise reserved under obligations for issuance by the Company) by the affirmative vote of the holders of a two-thirds of the stock of the Corporation entitled to vote at a duly called and held meeting of the shareholders of the Company. The Company has issued warrants to certain Selling Shareholders to purchase up to 428,572 shares of Common Stock of the Company at exercise price of $.53/share and which warrants expire May 30, 2004. The Company will receive $227,143 if all the warrants are exercised.

OPTIONS

There are currently outstanding options to purchase 2,048,295 shares of our Common Shares held by our executives and directors. Those executives officers and directors have collectively agreed not to exercise an aggregate of 870,000 option shares in order to allow the sale of Common Shares and warrants to the Selling Shareholders subject to this prospectus. Of this number, William W. Reid has agreed to not exercise 380,000 option shares, William F. Pass has agreed to not exercise 125,000 option shares, David C. Reid has agreed not to exercise 280,000 option shares, and John W. Goth has agreed not to exercise 85,000 option shares. The option shares subject to this exercise limitation could become available to the agreeing executive officers and directors for exercise if and when our shareholders approve an increase to our authorized number of Common Shares.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

There are no interests of named experts or counsels of the Company.


                        DISCLOSURE OF COMMISSION POSITION
                  ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Article VII of the Company's Amended and Restated Articles of Incorporation states that the Company may provide indemnification of each director, officer, and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereinafter be amended.

Under this provision, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill certain conditions. The Company has not obtained director's and officer's liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             DESCRIPTION OF BUSINESS

U.S. Gold Corporation was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation. On June 21, 1988, by vote of our shareholders, we changed our name from Silver State Mining Corporation to U.S. Gold Corporation. Since its inception, we have been engaged in the exploration for, development of, and the production and sale of gold and silver, as well as base metals, and have conducted such activities in various western U.S. states and Mexico.

Our only directly owned mining property currently is the Tonkin Springs gold mine property which is located in Eureka County, Nevada. Our 100 percent ownership interest in this property is held in the name of Tonkin Springs LLC, a Delaware limited liability company also referred to as "TSLLC" which in turn is owned 99.5 percent by Tonkin Venture Limited Partnership, which is a Nevada limited partnership also referred to as "TSVLP" and 0.5 percent by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is likewise owned 100 percent by two of our wholly-owned subsidiaries.

Our 100 percent ownership in TSLLC was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc., also referred to as "TSHI", who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. We recognized neither a gain nor a loss on the withdrawal of TSHI from TSLLC in 2001. We are currently evaluating the Tonkin Springs property to determine if the property can be put back into production. We plan and will be required to arrange additional funding through the sale of equity or assets or incurring of debt in order to carryout our business objectives.

We also  have an equity  investment  in an  affiliate  company,  GRC,  a private
Colorado corporation. At June 30, 2002, the Company held approximately 30 percent of the outstanding shares in GRC. William W. Reid and David C. Reid, executive officers of the Company, personally own approximately 38 percent of GRC as of that date. Through the GRC investment we have the opportunity to participate in potential business activities in Mexico. Effective August 23, 2001, GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico designated GRC's Zimapan Project. GRC is currently involved with exploratory drilling program at the Zimapan Project. No assay or other qualitative results are yet available form this drilling program. We are managing all activities of GRC under a management contract and GRC is responsible for funding the Zimapan Project. GRC is currently involved in an effort to raise funds through the private sale of its Common Stock with the proceeds to be used, in part, to fund the drilling program at the Zimapan Project in 2002, property maintenance costs and corporate overhead. The shares of GRC are not currently publicly traded. (See "Certain Relationships and Related Transactions.")

During the term of TSHI's interest in TSLLC, the Tonkin Springs property costs were paid by TSHI and our overhead was also covered by certain payments to us by TSHI. With the withdrawal of TSHI from TSLLC we must now provide for both the holding costs related to Tonkin Springs as well as the cost of our corporate overhead.

We are pursuing financing for our operations which could include issuance of our equity in public or private transactions, the sale of a portion of our assets including sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company does not have additional shares of authorized but unissued Common Stock which is not otherwise reserved for warrants and for options. Therefore the Company has no available shares of Common Stock to meet future financing needs. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain (See "Risk Factors"). We may also consider third party joint venture participation at the Tonkin Springs project. It is presently uncertain if any such financing will be available to us, or will be available on terms acceptable to us. We may also consider a potential merger with another company, which would normally require approval by shareholders of the Company. In addition, we have begun the evaluation of the potential of recommencing gold producing on operations at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issues involved and the processes necessary to recommence production. In addition, this process also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of our existing regulatory permits and authorities or new ones to allow resumption of operations. We could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

GENERAL

The Company is primarily engaged in the precious metals and base metals mining business in the continental United States and through an equity investment in an affiliate company, in Mexico. However, we may also evaluate and develop properties outside the United States. The Company owns the Tonkin Springs gold mine located in Eureka County, Nevada.

As a mining company, our activities include, at various times and to various degrees, exploration, land acquisition, geological evaluation and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold and other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities. All refined bullion is either sold to outside companies, delivered in satisfaction of spot or forward sale delivery contracts, or held in inventory for later disposition. We may also enter into joint undertakings with other companies to accomplish the same purposes.

ASSUMPTION OF 100 PERCENT OWNERSHIP AND CONTROL OF TONKIN SPRINGS PROJECT.

Effective October 17, 2001, we assumed 100 percent ownership of the Tonkin Springs Project located in Eureka County, Nevada upon the withdrawal of TSHI from TSLLC. TSLLC owns the assets of the Tonkin Springs Project. Prior to TSHI's withdrawal from TSLLC, they held a 60 percent ownership interest in TSLLC and were the managers of the project, and we were 40 percent owners. After the withdrawal of TSHI, TSVLP assumed management and funding responsibilities for TSLLC.

The TSLLC agreements provided for withdrawal of a member. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC effective October 17, 2001. These issues were resolved under a Settlement Agreement dated October 31, 2001, also referred to as the "Settlement Agreement." Under the Settlement Agreement, TSHI paid i) remaining payments due to TSVLP in the amount of $90,000, ii) $60,000 for the remaining 2001 Program and Budget for TSLLC, iii) $19,347 in actual costs of repairs to pad liner at the Project caused by wind damage prior to October 17, 2001, iv) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and TSHI committed up to and funded through an escrow account $250,000 to be used to pay for the costs associated with the Mitigation Work Program, also referred to as the "Work Program", within the TSP-1 pit area of the Tonkin Springs project. The Work Program entails plugging of certain drill holes which were a requirement of certain existing permits issued by regulatory authorities. The Work Program has been approved by appropriate governmental agencies and is to be administered by the engineering firm Steffen Robertson & Kirsten (U.S.), Inc., also referred to as "SRK". TSLLC, TSHI and SRK have entered into a Technical Services Agreement dated December 18, 2001 to govern the Work Program. In exchange for the above payments and funding commitments by TSHI, the parties have agreed under the Settlement Agreement to release each other from any further obligations under the TSLLC agreements. Activities under the Work Program commenced during the first quarter of 2002 and was completed by June 30, 2002 except for preparation of the final report.

Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million.

During the period of TSHI's involvement with TSLLC it paid TSVLP an aggregate $1,720,000 as partial consideration for the terms and conditions of the TSLLC agreements of which $540,000 were received in each of years 2001 and 2000.

Prior to formation of TSLLC in 1999, the Company's 40% ownership interest in the Tonkin Springs properties was subject to a Project Joint Venture under a 1993 Agreement with Gold Capital Corporation, a Colorado corporation, the owner of 60 percent. Effective February 26, 1999, TSVLP and Gold Capital terminated the 1993 Agreement and each retained their respective 40% and 60% undivided interests in Tonkin Springs. Gold Capital then immediately sold it's 60% interest in Tonkin Springs to TSHI, and then TSHI and TSVLP each immediately contributed their respective undivided interests in Tonkin Springs into the TSLLC in exchange for 40% and 60%, respectively, of the equity stock of TSLLC.

The Company recognized neither a gain nor a loss on the termination of the 1993 Agreement or with the contribution of its 40% undivided interest in the Properties to the TSLLC.

On December 18, 2001,  the Company  signed a Technology  Option  Agreement  with
Newmont Technologies Limited, a subsidiary of Newmont Mining Corporation ("Newmont") related to Newmont's commercially proven and proprietary N2TEC(R) Flotation Technology. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows the Company to use the Newmont technology to process sulfide gold mineralization at Tonkin Springs. Terms of the license agreement with Newmont include an initial license fee of $50,000 (of which $30,000 has been paid) and ongoing net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology.

LOAN SETTLEMENT AGREEMENT WITH FABC

Effective  February  21,  1992,  the  Company  entered  into a  Loan  Settlement
Agreement with its former senior secured lender, French American Banking Corporation ("FABC"). As partial consideration to FABC under that agreement the Company entered into an agreement between Tonkin Springs Gold Mining Company ("TSGMC"), a wholly owned subsidiary of the Company, and FABC entitled Agreement To Pay Distributions, which requires TSGMC to pay a limited portion of certain distributions, if any, from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay
Distributions, TSGMC is required to pay to FABC (i) the first $30,000 of retained distributions, as defined in such agreement, received from the TSVLP, plus (ii) an amount equal to 50% of such retained distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder. No amounts have been paid FABC to date under this obligation.

COMPETITIVE BUSINESS CONDITIONS AND GOLD PRICE

The exploration for, and the acquisition and development of gold properties are subject to intense competition. Companies with greater financial resources, larger staffs, more experience, and more equipment for exploration and development may be in a better position than the Company to compete for such mineral properties. Our present limited cash flow means that our ability to compete for properties to be explored and developed is more limited than in the past. We believe that competition for acquiring mineral prospects will continue to be intense in the future. Therefore, we may have to undertake greater risks than more established companies in order to compete. The market price for gold depends on numerous factors beyond our control, including production or sales by other gold producing nations, sales and leasing of gold reserves by governments and central banks, a low rate of inflation and a strong U.S. dollar, global and regional depression or reduced economic activity, and speculative trading. A substantial or extended decline in gold prices would have a material adverse effect on our business.

MAJOR CUSTOMERS

Sales of refined gold and silver bullion derived from operating properties in the past have been made to unaffiliated companies. We believe that the loss of these customers would not affect our business.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS

On May 30, 2002 we finalized the non-exclusive license agreement with Newmont and the Company can now use Newmont's commercially proven technology to process sulfide gold mineralization at Tonkin Springs (see "Description of Business-Assumption of 100 Percent Ownership and Control of Tonkin Springs").

We also own three United States patents (expiring in 2008) covering various aspects of our bio-oxidation technology. If feasible, we intend to exploit our bio-oxidation expertise, technology and patents to help create business opportunities in the gold mining business. No research and development expenditures have been incurred during the last two years.

We do not own any trademarks, licenses, franchises or concessions, except mining interests granted by governmental authorities and private landowners. No portion of our business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government.

GOVERNMENT REGULATIONS

In connection with mining, milling and exploration activities, we are subject to extensive Federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management, mine reclamation and the protection of endangered or threatened species.

A number of bills have been introduced in the U.S. Congress over the past years that would revise in various respects the provisions of the Mining Law of 1872, but none of these proposals currently are under active considerations. However, if enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of these bills, the ability of companies to a obtain patent on unpatented mining claims would be nullified or substantially impaired, and most contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating new or even existing mines on federal unpatented mining claims. Our financial performance could therefore be affected adversely by passage of such legislation. Pending possible reform of the Mining Law of 1872, Congress has put in place a moratorium which prohibits acceptance or processing of most mineral patent applications. It is not possible to predict whether any change in the Mining Law of 1872 will, in fact, be enacted or, if enacted, the form the changes may take.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

In connection with our mining, milling and exploration activities, we are required to comply with various federal, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company or TSLLC have obtained, or are in the process of obtaining, environmental permits, licenses or approvals required for its operations. Management is not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

As 100% interest owner of TSLLC the Company is responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current estimate of reclamation costs of disturbances of the Properties is approximately $1.83 million which estimate has been filed with and approved by appropriate governmental agencies (the Nevada Department of Environmental Protection and the Federal Bureau of Land Management.) Bonding of reclamation under various Nevada and Federal Bureau of Land Management agencies by TSLLC is in place in the form of cash bonds posted in the amount of $1.83 million secured by a restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties.

The Company has transferred its interest in several mining properties over the past years. We could remain potentially liable for environmental enforcement actions related to our prior ownership interest of such properties. However, we have no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties. We are not currently subject to any material pending administrative or judicial enforcement proceedings arising under environmental laws or regulations. Environmental laws and regulations may be adopted and enacted in the future which may have an impact on our operations. We cannot now accurately predict or estimate the impact of any such future laws or regulations on our current and prior operations.

EMPLOYEES

At July 12, 2002, we had 5 employees, each of whom were employed on a full-time basis.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001:

Tonkin Springs is the only direct property interest of the Company and is reflected by 100 percent ownership of TSLLC, a Delaware limited liability company, by subsidiaries of the Company, following the withdrawal from TSLLC by TSHI effective October 17, 2001.

The TSLLC agreement provided for withdrawal of TSHI. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC effective October 17, 2001. These issues were resolved under a Settlement Agreement dated October 31, 2001 (the "Settlement Agreement"). Under the Settlement Agreement, TSHI paid i) the remaining payment due to TSVLP in the amount of $90,000, ii) $60,000 for the remaining 2001 Program and Budget for TSLLC, iii) $19,347 in actual costs of repairs to a pad liner at the Project caused by wind damage prior to October 17, 2001, and iv) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and TSHI committed up to and funded through an escrow account deposit $250,000 to be used to pay for the costs associated with the Mitigation Work Program (also referred to as the "Work Program") within the TSP-1 pit area of the Tonkin Springs project. The Work Program entails plugging of certain drill holes which were a requirement of certain existing permits issued by regulatory authorities. The Work Program has been approved by appropriate governmental agencies and is to be administered by the engineering firm Steffen Robertson & Kirsten (U.S.), Inc. (also referred to as "SRK"). In exchange for the above payments and the TSHI funding commitment, the parties have also agreed to release each other from any further obligations under the TSLLC agreement.

During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million. During the period of TSHI's involvement with TSLLC it also paid the Company an aggregate $1,720,000 as partial consideration for the terms and conditions of the TSLLC of which $540,000 were received in each of years 2001 and 2000.

ACTIVITIES AT TONKIN SPRINGS PROPERTIES

During 2001, TSLLC was involved with the analysis of historic exploration data, exploration drilling on the property as well as other exploration efforts. Continuing a program begun in 1998, TSLLC obtained a final report from Newmont related to test work on Tonkin Springs ore using Newmont's proprietary and commercially proven N2TEC(R) flotation technology. In December 2001, the Company entered into an option agreement with Newmont under which it has the right to license the N2TEC(R) technology for use at Tonkin Springs in return for a 2 percent net smelter return royalty on production using the technology.

CHANGES IN FINANCIAL CONDITION

As noted above, effective October 17, 2001 the Company assumed 100 percent control and responsibility for TSLLC following the withdrawal of TSHI from TSLLC as provided under the agreement. The objective of the Company and TSLLC is the evaluation and, if justified, the development and mining of mineral resources in the Properties.

During the term of TSHI's interest in TSLLC, TSHI made certain payments to the Company ($640,000 during 1999 and $540,000 during 2000 and 2001) for an aggregate $1,720,000) representing consideration for the terms and conditions of the TSLLC. Also during the term of TSHI's interest in TSLLC, the Tonkin Springs property costs were paid by TSHI and the overhead of the Company were covered by the payments from TSHI to the Company. With the withdrawal of TSHI from TSLLC the Company must now provide for both the holding costs related to Tonkin Springs as well as the cost of corporate overhead of the Company.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced losses for the years ended December 31, 2001 and 2000 of $136,450 and $117,916, respectively. As discussed in Note 3, the Company's partner in the Tonkin Springs project withdrew effective October 17, 2001. Payments from the former partner were the Company's sole source of operating revenue during the years ended December 31, 2001 and 2000. The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations.

LIQUIDITY AND CAPITAL RESOURCES

The Company is pursuing financing for its operations which could include issuance of equity of the Company in public or private transactions, the sale of a portion of its assets which could include sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company may also consider third party joint venture participation at its Tonkin Springs project. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company.

In addition, the Company has begun the evaluation of the potential of recommencing gold production operations at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issued involved and the processes necessary to recommence production. In addition, this process also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of or new regulatory permits and authorities to allow resumption of operations. The Company could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

As of December 31, 2001, the Company had working capital of $43,439 made up of current assets of $72,089 and current liabilities of $28,650. During year 2002, the Company will earn $360,000 in monthly fees from GRC, an affiliate of the Company, under a management contract whereby the Company manages the business affairs of GRC. GRC is currently in the process of raising equity funding in order to carry out its business objectives and commitments which include cash payments of $30,000 per month to the Company under the management contract. Through March 27, 2002, GRC has paid $30,000 to the Company to date under the management contract. It is uncertain at this time if GRC will be successful in raising sufficient funding required to meet its business objectives and commitments. If GRC is not able to meet its required payments to the Company that situation will be detrimental to the current financial condition of the Company. As noted above, the Company intends and will be required to raise working capital to fund operations, holding costs and overhead expenses commencing in 2002, the availability of and terms of which are uncertain at this time. These items are the primary source of working capital presently anticipated during 2002.

Net cash provided by operations increased to $26,139 for 2001 from $19,111 for 2000, reflecting receipt of $540,000 in payments from TSHI in both periods and $79,347 in payments from TSHI during 2001 related to their withdrawal from TSLLC. Interest received increased from $90 in 2000 to $38,277 in 2001 reflecting interest related to restrictive cash deposits which secure reclamation costs at the Tonkin Springs project. Cash paid to suppliers and employees increased from $517,300 during 2000 to $583,801 during the 2001 period reflecting the assumption of responsibility for TSLLC holding costs effective October 17, 2001 and modest increase in cash paid to suppliers and employees related to corporate overhead. Cash flows from investing activities increased from $(2,665) for 2000 to $3,500 in 2001 reflecting sale and purchase of assets during 2001. Cash flow from financing activities decreased from $(10,681) in 2000 to $(11,795) reflecting increased principal payments on installment purchase contracts.

RESULTS OF OPERATIONS - 2001 COMPARED TO 2000

For 2001, the Company recorded a net loss of $136,450 or $.01 per share, compared to a loss for 2000 of $117,916 or $.01 per share. For both 2001 and 2000, the Company recorded $540,000 in Minimum Payments from TSHI. General and administrative expense increased approximately $20,608 in 2001 to $496,073 primarily reflecting increased salary expense reduced by $22,544 in increased allocated of general and administrative expense to cost of services provided under the GRC management contract discussed further below.

Effective July 1, 2000, the Company and GRC, a private Colorado corporation and affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC is responsible for all funding needed. The 1,280,000 shares of GRC owned by the Company represents approximately 35% of GRC outstanding shares as of
December 31, 2001. Executive officers of the Company personally own approximately 43% of GRC as of December 31, 2001. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time.

GRC leased, effective August 23, 2001, a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated the Zimapan Project by GRC. GRC is currently involved in an effort to raise funds through the private placement sale of its common stock required to fund the drilling program, property maintenance costs and corporate overhead, including payments to the Company under the 2002 Management Contract.

Shares of GRC are not currently publicly traded. The 1,280,000 shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have no determinable market value and the investment has therefore been recorded at zero basis. Under the 2000 Management Contract, the GRC shares earned by the Company had a stated value of $.50/share for an aggregate $604,000. In September 2001, GRC commenced the sale of its common equity at $.50/share under exemption from registration as provided under Rule 504 of Regulation D of the Securities and Exchange Commission. Through December 31, 2001, GRC had raised approximately $205,000 from such sale of its securities. GRC is continuing in 2002 its efforts to raise additional funding through the sale of its equity. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2001 and 2000 is approximately $357,634 and $205,850, respectively, of which the Company's share would be approximately $121,538 and $41,063, respectively. The overhead expense of the Company allocated to the management contract for year 2001 and 2000 totals $185,933 and $163,398, respectively, primarily representing allocation of staff time.

SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001 (UNAUDITED)

Tonkin Springs (the "Properties") is the only direct property interest of the Company and is reflected by 100 percent ownership of Tonkin Springs LLC ("TSLLC"), a Delaware limited liability company, following the withdrawal from TSLLC by Tonkin Springs Holding Inc. ("TSHI") effective October 17, 2001. The Company is currently maintaining the Properties on a care and maintenance basis. The objective of the Company and TSLLC is the evaluation and, if justified, the development and mining of mineral resources at the Properties.

CHANGES IN FINANCIAL CONDITION

As noted above, effective October 17, 2001 the Company assumed 100 percent control and responsibility for TSLLC following the withdrawal of TSHI from TSLLC. During the term of TSHI's interest in TSLLC, the Tonkin Springs property costs were paid by TSHI and the overhead of the Company were covered by the payments from TSHI to the Company. With the withdrawal of TSHI from TSLLC the Company must now provide for both the holding costs related to Tonkin Springs as well as the cost of corporate overhead of the Company.

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and obligations in the normal course of business.

The Company has experienced losses for the six months ended June 30, 2002 and 2001 of $707,925 and $84,264, respectively. Payments from the former joint venture partner were the Company's sole source of operating revenue during the year ended December 31, 2001.

During the six month period ended June 30, 2002, the Company has raised $900,000 through the sale of 2,357,143 shares of restricted common stock plus warrants in private sale transactions which funding has be used for pay for operations at Tonkin Springs and corporate overhead with the balance added to general working capital. The Company will require additional funding to carry out its business plan and attain profitable operations, or to enter into other business arrangements as discussed further below.

The Company is pursuing additional financing for its operations which could include the sale of a portion of its assets including sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt, or issuance of equity of the Company in public or private transactions. The Company does not have additional shares of authorized but unissued common stock which is not otherwise reserved for warrants and for options. Therefore the Company has no available shares of common stock to meet future financing needs. The Company may consider requesting its shareholders to approve an increase to the authorized capital of the Company. It takes the affirmative vote of two-thirds of the outstanding shares to approve an increase to the authorized number of shares of the Company and the approval of this number of outstanding shares may be difficult to obtain. The Company may also consider third party joint venture participation at its Tonkin Springs project. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company. The Company may also consider a potential merger with another company, which would normally require approval by shareholders of the Company.

The Company has begun the evaluation of recommencing gold production operations at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issued involved and the processes necessary to recommence production. This also involves identification, engineering and estimation of the additional capital investment required as well as the evaluation of and estimation of the time required to seek amendments of or new regulatory permits and authorities to allow resumption of operations. The Company could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2002, the Company had positive working capital of $212,777 made up of current assets of $356,481 and current liabilities of $143,704 including related party liabilities of $104,449. During the remainder of year 2002, the Company anticipates that it will earn $330,000 in monthly fees from Gold

Resource Corporation ("GRC"), an affiliate of the Company, under a management contract whereby the Company manages the business affairs of GRC. GRC is currently in the process of raising equity funding in order to carry out its business objectives and commitments which include cash payments of $30,000 per month to the Company under the management contract. Through June 30, 2002, GRC has paid $30,000 to the Company to date under the current management contract. It is uncertain at this time if GRC will be successful in raising sufficient funding required to meet its business objectives and commitments. If GRC is not able to meet its required payments to the Company that situation will be detrimental to the current financial condition of the Company. As noted above, the Company intends and will be required to raise working capital to fund operations, holding costs and overhead expenses and to protect its assets, the availability of and terms of which are uncertain at this time. These items are the primary source of working capital presently anticipated during 2002.

Net cash used by operations increased to $(522,829) for the six months ended June 30, 2002 from $(4,204) for the corresponding period of 2001, reflecting receipt of $270,000 in payments from TSHI in the 2001 period and none during the 2002 period. Interest received increased from $55 in 2001 to $4,923 in 2002 reflecting interest related to restrictive cash deposits which secure reclamation costs at the Tonkin Springs project and are consolidated subsequent to the Company assuming 100% interest in TSLLC. Cash paid to suppliers and employees increased from $272,809 during 2001 period to $555,737 during the 2002 period reflecting the assumption of responsibility for TSLLC holding costs which include the annual lease payments of $150,000 and annual claim fee payments of $131,831 paid during the 2002 period, less deferred corporate overhead, primarily in the form of salaries to executive officers in 2002. Cash flow from investing activities was $(10,000) for 2002, reflecting the payment on license offset in part by the sale of surplus assets at Tonkin Springs compared to none in the 2001 period. Cash flow from financing activities increased from $(5,769) in 2001 to $666,608 in the 2002 period reflecting the sale of equity of the Company of $673,223, the borrowing from and repayment to executive officers of loans made to the Company, and increased principal payments on installment purchase contracts during the 2002 period.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO 2001

For the six months ended June 30, 2002, the Company recorded a net loss of $(707,925) or $(.05) per share, compared to a loss for the corresponding period of 2001 of $(84,264) or $(.00) per share. For the 2002 period the Company recorded $30,000 in revenues for management contract fees with GRC. An additional $150,000 in management fee revenue related to the GRC contract during the 2002 period have not been recorded as revenue until receipt is reasonably assured. For the 2001 period the Company recorded $270,000 in Minimum Payments from TSHI which payments terminated effective upon the withdrawal of TSHI from TSLLC. General and administrative expense decreased approximately $194,895 in 2002 to $88,326 reflecting a small increase in salary expense reduced by allocation of general and administrative expense to Tonkin Springs holding costs of $160,155 and an increase of $20,802 to $84,280 in allocation of expense to cost of services provided under the Gold Resource Corporation ("GRC") management contract in the 2002 period. During the 2002 period, holding costs for TSLLC totaled approximately $572,724 which includes $170,000 related to advance minimum royalty payment accrual for a mineral property lease due January 15, 2002 but extended and paid by agreement with the lessor, annual claim fees paid to regulatory agencies in the amount of $131,831 and $160,155 in allocated overhead expense, while for the corresponding period of 2001 Tonkin Springs project holding costs were funded by TSHI.

Effective July 1, 2000, the Company and GRC, a private Colorado corporation and affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 common shares of GRC. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. GRC was responsible for all funding needed. During the six months ended June 30, 2001, the Company earned 333,332 shares of GRC under the 2000 Management Contract which had a stated value of $.50/share for an aggregate $166,666 for shares earned during the period. Shares of GRC are not currently publicly traded and the shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have indeterminable market value and the investment was therefore been recorded at zero basis. In September 2001, GRC commenced the sale of its common equity and through June 30, 2002, GRC has raised approximately $438,000 from such sale of its securities. GRC is continuing its efforts to raise additional funding through the sale of its equity.

Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently in the process of raising funds through the sale of its stock. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time. The 1,280,000 shares of GRC owned by the Company represents approximately 30% of GRC outstanding shares as of June 30, 2002. Executive officers of the Company personally own approximately 38% of GRC as of June 30, 2002.

GRC leased, effective August 23, 2001, a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated the Zimapan Project by GRC. GRC is currently involved in an effort to raise funds through the private placement sale of its common stock required to fund the drilling program, property maintenance costs and corporate overhead, including payments to the Company under the 2002 Management Contract.

GRC's unaudited operating loss for the six month periods ended June 30, 2002 and 2001 is approximately $314,419 and $77,092, respectively, of which the Company's share would be approximately $96,644 and $23,960, respectively. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. The overhead expense of the Company allocated to the management contract during the six months ended June 30, 2002 and 2001 totals $84,280 and $63,478, respectively, representing allocation of staff time.


                             DESCRIPTION OF PROPERTY

TONKIN SPRINGS PROPERTIES

HISTORY

In late 1989, the Company substantially completed construction of a 1,500 ton-per-day milling facility at the Tonkin Springs property designed to utilize stirred-tank bioleaching technology in the pre-oxidation step for sulfide mineralized material to allow subsequent extraction of the gold through the conventional carbon-in-leach mill process. The construction cost of the mill was approximately $31 million. The Company operated the integrated mill facility in a start-up mode commencing in March 1990. However, the mill facility did not reach commercial operation by June 1990, and because of severe liquidity problems we put the operation on stand-by status beginning in June 1990. Since 1990 we have had various joint venture and similar partners at the Tonkin Springs Project, most recently TSH, which withdrew from the TSLLC effective October 17, 2001, after which the Tonkin Springs Properties are owned 100% by the Company.

GENERAL

The Company owns the Tonkin Springs gold mining property located in Eureka County, Nevada, which assets are held by TSLLC, a Delaware limited liability company. The Tonkin Springs properties are located on the Battle Mountain-Cortez Trend, approximately 45 miles northwest of Eureka, Nevada. TSLLC is owned 100% by subsidiaries of the Company.

During the period February 26, 1999 through October 17, 2001, the Company held a 40% equity interest in TSLLC with TSHI holding the remaining 60 percent and its affiliate, Tonkin Spring Management Company, being manager. However, effective October 17, 2001, TSHI withdrew from TSLLC and as provided in the agreement transferred its ownership interest to TSVLP. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC.

Tonkin Springs is an open-pit gold mining and processing project consisting of unpatented mining claims, an integrated milling facility, and support facilities on approximately 23,640 acres of Federal land located along the Battle Mountain-Cortez Trend approximately 45 miles northwest of the town of Eureka in Eureka County, Nevada. Part of the mineralized material at the Project is contained in sulfides and will require pre-treatment prior to final processing. An important part of the mineralized material at the Project is in oxide form, located at the Tonkin North deposit, and is amenable to conventional heap leach extraction methods.

The Company has held an interest in Tonkin Springs since 1984 and historically produced approximately 26,000 ounces gold from an oxide ore heap leach operation during 1985 through 1988 prior to construction the mill facilities to process sulfide mineralization discussed further above under "History."

RECENT ACTIVITIES AT TONKIN SPRINGS

During 2001, TSLLC was involved with the analysis of historic exploration data, exploration drilling on the property as well as other exploration efforts. Drilling in 2001 included the O-15 target, where the drilling added both to the known quantity and grade of gold mineralization.

During 2002, the objectives for Tonkin Springs include evaluation of possible production from the known gold mineralization at the property. This will include identification of changes necessary to existing governmental permits and obtaining any new permits required, if any, prior to any production. The Company believes the existing oxide gold mineralization at Tonkin Springs could be put into production first using the existing milling facility at the rate of approximately 50,000 ounces of gold per year at an estimated production cash cost of $180 per ounce. Estimated capital cost, once regulatory permits are obtained, is presently estimated at approximately $2 million.

Continuing  a program  first  begun by the  Company  in 1998,  the  Company  was satisfied with results of test work on Tonkin Springs sulfide gold mineralization using Newmont's proprietary and commercially proven N2TEC(R) Flotation Technology. Test work performed by Newmont involved grinding the ore followed by flotation using the N2TEC(R) Flotation Technology process to concentrate the gold bearing sulfides. While the test work was limited in sample size and scope, the tests did indicate that the sulfide ores from Tonkin Springs are amenable to Newmont's flotation technology with total gold recovery from concentrate and through cyanidation of the float tails of 88 to 91 percent. Newmont test work using the N2TEC(R) Flotation Technology has been successful in demonstrating its ability to concentrate sulfide gold mineralization from Tonkin Springs. The Company is evaluating this technology to make flotation concentrates, which concentrates could then be sold. On May 30, 2002 the Company and Newmont executed a non-exclusive technology license that allows the Company to use the Newmont commercially proven technology to process sulfide gold mineralization at Tonkin Springs (See "Description of Business-Assumption of 100 Percent Ownership and Control of Tonkin Springs Project"). The license includes an ongoing net smelter return production royalty of 2% of net revenues derived from precious metal concentrates produced utilizing the Newmont technology. The company considers this an important step towards gold production at Tonkin Springs. The sulfide gold mineralization using the N2TEC(R) Flotation Technology could then be placed into production at an estimated annual rate of approximately 90,000 ounces. An initial 5-year production program is contemplated but could increase with additional successful drilling. The Company believes it is possible that the first year's positive cash flow from the oxide gold production could provide the capital required to add the sulfide gold production capability. The Company is evaluating such a program prior to amending its regulatory permits.

The Company is of the opinion that because of the substantial existing asset base at the Tonkin Springs project, the amount of mineralized material already known on the property, the demonstrated ability to make flotation concentrates utilizing the N2TEC(R) Flotation Technology, Tonkin Springs can become a viable mining project. There can be no assurance, however, that the expectations of the Company can be realized.

The Company intends to and will be required to issue equity in public or private transactions and/or to sell a portion of its assets or to incur debt to raise additional working capital to fund future operations and corporate overhead expense. The foregoing description of the Company's future intentions is qualified by such disclaimer

At the Tonkin Springs properties, access is provided by a county maintained road. Electrical power is provided through a substation located near the mill and operated by Sierra Pacific Power Company. Water is available through production wells which have been established on the site. The project also contains an assay laboratory and metallurgical pilot plant testing lab. In addition to the heavy equipment shop for repair and maintenance of mining equipment, a repair shop and warehouse building is situated adjacent to the mill building. The site also contains facilities to store and distribute propane, diesel fuel and gasoline. An administrative building is available for office management and administrative personnel. Potable water will be brought in from outside the project.

GEOLOGY

Host rocks for gold mineralization at Tonkin Springs consist of a sequence of Paleozoic rocks that were subsequently faulted, intruded and mineralized. Gold-bearing solutions originated at depth and migrated up along fracture systems until reaching fractured rock or chemically favorable rock suitable for deposition of mineralized material. Later volcanism, faulting, erosion and sedimentation affected the mineralized material.

CLAIMS

As of June 30, 2002, the Tonkin Springs project consists of a total of 1,215 unpatented mining and mill site claims encompassing approximately 37 square miles. Of that amount, an aggregate of 370 of the unpatented mining claims covered by the Project are leased from unaffiliated third parties pursuant to two mining leases. One lease at Tonkin North, which covers 269 claims, has an initial term which expires December 31, 2006 and may be extended from year to year, up to a maximum term of 99 years, by production from the leased claims. Each lease contains certain conditions and other requirements for annual payments, as well as expenditures or work to be performed in order to retain the leased claims.

The Tonkin North lease requires an annual advance royalty in the amount of $150,000, or the value of 450 ounces of gold, whichever is greater, which royalty is payable in January of each year which has been paid for year 2002. The lease also requires production royalties of 5% of the gross sales price of gold or silver but provides for recapture of annual advance royalties previously paid which had a balance at June 30, 2002 of approximately $2.6 million. TSLLC is required to perform an annual work commitment and the lease includes a defined area of interest extending from the boundaries of certain claims. Certain of the claims which are included in the Tonkin North lease are also subject to a 1% net smelter return royalty (defined as gross revenues from sales of minerals, less refining costs, transportation costs, severance, production and sales taxes, and sales commissions) payable to Precambrian Exploration, Inc. after $15 million in gross revenues are realized from the claims.

In 1994, 215 claims covering approximately 4,400 acres adjacent to the Tonkin Springs project were acquired from an unaffiliated third party. The claims are subject to a royalty of 1% of net smelter returns for gold when the indexed price of gold is $350 per ounce or more, and a royalty of 1% of net smelter returns for silver when the indexed price of silver is $3.50 per ounce or more. No royalties are payable at lower indexed prices. The indexed prices shall reflect adjustments based on the Producer's Price Index, sub-index Finished Goods Excluding Foods, as published by the United States Department of Commerce.

An aggregate of 913 of the unpatented mining claims covered by the Project, as well as 33 mill sites claims, are owned by TSLLC. A total of 317 of these claims are subject to a royalty of 2% of net smelter returns, which becomes payable to Precambrian Exploration, Inc. after $50 million in gross revenues is realized from the claims. Precambrian Exploration, Inc. is an unaffiliated third party and predecessor in interest to the claims. Precambrian may elect to receive its royalty in the form of gold and silver upon proper notice to TSLLC.

Of the total of 1,215 mining claims encompassing the Tonkin Springs project, 698 are not subject to any royalties.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IBK CAPITAL CORP.

On December 17, 2002 the Company and an affiliate of the Company, Gold Resource Corporation ("GRC"), jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment for the Company and independently for GRC. That joint agreement had term of six months but has been extended by the parties until December 3, 2002. The agreement provides for an initial work fees of $16,192 which was to be first deducted from the commission due IBK, if any, of 9% computed on any money raised for the Company and/or GRC, plus a non-accountable expense advance of $2,267, both of which were paid by GRC in December, 2001. To date, IBK has not concluded any transactions concerning GRC. Under various transactions during 2002 arranged by IBK for the Company IBK has been paid by the Company total fees and commissions of $80,100 which includes $18,459 paid by GRC to IBK in 2001 and which was deductible from commissions due IBK by the Company. The Company has reimbursed GRC in 2002 the $18,459 paid by them to IBK during 2002.

EXECUTIVE OFFICERS

During a portion of 2002, the Company elected not to pay certain salaries to its three executive officers in the aggregate amount of approximately $104,449 as of June 30, 2002 in order to conserve working capital. In addition, the three executive officers made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The maximum aggregate amount of such advances from the three executive officers was $29,358 which amounts of such advances were repaid to the executive officers effective May 31, 2002.

Commencing July 1, 1998, the three executive officers of the Company voluntarily deferred a portion of their individual salaries in order to conserve working capital of the Company. As of June 30, 2002, the total amount of such voluntary deferral was $467,427 with William W. Reid owed $240,006, William F. Pass owed $107,868 and David C. Reid owed $119,853.

There are currently outstanding options to purchase 2,048,295 shares of our Common Shares held by our executives and directors. Those executives officers and directors have collectively agreed not to exercise an aggregate of 840,000 option shares in order to allow the sale of Common Shares and warrants to the Selling Shareholders subject to this prospectus. Of this number, William W. Reid has agreed to not exercise 365,000 option shares, William F. Pass has agreed to not exercise 121,000 option shares, David C. Reid has agreed not to exercise 273,000 option shares, and John W. Goth has agreed not to exercise 81,000 option shares. The option shares subject to this exercise limitation could become available to the agreeing executive officers and directors for exercise if and when our shareholders approve an increase to our authorized number of Common Shares.

CONTRACT WITH GOLD RESOURCE CORPORATION

Effective July 1, 2000, the Company and GRC, an affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC is responsible for all funding needed. The 1,280,000 shares of GRC owned by the Company represents approximately 30% of GRC capitalization as of June 30, 2002. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. Through June 30, 2002, GRC has paid $30,000 to the Company under the 2002 Management Contract. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. The independent director(s) of the Company approved both contracts with GRC. Messers William W. Reid and David C. Reid, each officers and directors of the Company are currently the controlling shareholders of GRC with approximately 38% aggregate ownership as of June 30, 2002. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. The 2002 Management Contract terminates December 31, 2002 and may be terminated by either party for cause with 30 days prior written notice. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time. Messers William W. Reid and David C. Reid are committed to devote a portion of their time to the business affairs of GRC. Conflicts of interests could arise between these persons duties as officers and directors of the Company and their respective responsibilities to GRC.

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC its Zimapan Project. To GRC's knowledge the Zimapan Project has never been explored by modern drilling techniques and it has commenced a drilling program at the Zimapan Project during the second quarter of 2002. As noted above, the Company is managing all activities under the 2002 Management Contract and GRC is responsible for funding the Zimapan Project. GRC is currently involved in an effort to raise funds through the sale of its common stock to fund additional drilling programs, property maintenance costs and corporate overhead. During the period from September 2001 through June 30, 2002, GRC has reported that it has raised approximately $438,000 from sale of its stock.

The shares of GRC are not currently publicly traded. The shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have no determinable market value and the investment has therefore been recorded at zero basis. Under the 2000 Management Contract, the 1,280,000 shares of GRC earned by the Company have a stated value of $.50/share for an aggregate $604,000 stated value. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2001 and 2000 is approximately $357,634 and $205,850, respectively, of which the Company's share would be approximately $121,538 and $41,063, respectively. The overhead expense of the Company allocated to the management contract for year 2001 and 2000 totals $185,933 and $163,398, respectively, primarily representing allocation of staff time.

GRC's unaudited operating loss for the six month periods ended June 30, 2002 and 2001 is approximately $314,419 and $77,092, respectively, of which the Company's share would be approximately $96,644 and $23,960, respectively. The unaudited balance sheet of GRC as of June 30, 2002 reflects total assets of $169,856 made up of primarily $112,858 in cash and $55,000 in property, and liabilities to vendors and officers of $15,666 along with $150,000 payable to the Company for services under the 2002 Management Contract (which the Company has not recognized in revenue until receipt from GRC is reasonably assured), and with shareholders' equity of $4,190. The overhead expense of the Company allocated to the GRC management contracts for the six month periods ended June 30, 2002 and 2001 totals $84,280 and $63,478, respectively, representing allocation of staff time.


                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Bulletin Board under the symbol "USGL." The tables below set forth the high and low sales prices for our common stock as reflected on the OTC Bulletin Board, for the fiscal years ended December 31, 2001 and year to date, 2002. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Fiscal Year Ended
December 31, 2002                  High             Low
-----------------                  ----             ---

First Quarter                      $.41             $.33
Second Quarter                     $.71             $.39
Third Quarter (to 7/12/02)         $.50             $.42

Fiscal Year Ended
December 31, 2001                  High             Low
-----------------                  ----             ----

First Quarter                      $.48             $.13
Second Quarter                     $.47             $.31
Third Quarter                      $.47             $.38
Fourth Quarter                     $.46             $.39

Fiscal Year Ended
December 31, 2000                  High             Low
-----------------                  ----             ---

First Quarter                      $.31             $.19
Second Quarter                     $.27             $.22
Third Quarter                      $.25             $.13
Fourth Quarter                     $.19             $.11

As of June 30, 2002 there were approximately 7,500 record holders for our common stock.

No dividends have ever been paid with respect to our common stock and we do not anticipate the payment of dividends in the foreseeable future.


                             EXECUTIVE COMPENSATION

COMPENSATION OF OFFICERS

The following table summarizes the total compensation of the Executive Officers of the Company for the Company's three fiscal years ended December 31, 2001. Except as set forth below under "Stock Option Plan" and "Pension Plan," there were no compensation plans for which cash or non-cash distributions, other than salaries, were made during the last fiscal year:

                                    Summary Compensation Table

                                                              Long Term Compensation
                                                           ----------------------------
                                                             Awards           Payouts
                                                             ------           -------
                                 Annual Compensation       Securities                            All
Name and Principal              ---------------------      Underlying          LTIP             Other
Position                 Year     Salary        Bonus       Options          Payouts($)      Compensation
------------------       ----   ----------      -----      -----------       ----------      ------------
William W. Reid,         2001   $256,803(1)     $   -          -               $   -            $   -
President and CEO        2000   $247,230(1)     $   -          -               $   -            $   -
                         1999   $239,530(1)     $   -      888,295(4)          $   -            $   -

William F. Pass,         2001   $116,401(2)     $   -          -               $   -            $   -
Vice President,          2000   $112,093(2)     $   -          -               $   -            $   -
Chief Financial          1999   $108,802(2)     $   -      295,000(4)          $   -            $   -
Officer and Secretary

David C. Reid,           2001   $128,999(3)     $   -          -               $   -            $   -
Vice President           2000   $124,212(3)     $   -          -               $   -            $   -
                         1999   $119,972(3)     $   -      665,000(4)          $   -            $   -

-----------

(1) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $219,652 was paid including the $30,576 accrued wages from year 1998 and $50,455 was deferred. During 2000, $189,051 was paid and $58,180 was deferred. During 2001, $189,236 was paid and $67,567 was deferred. The amount of deferred salary due to William Reid at December 31, 2001 totals $200,048.

(2) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $99,858 was paid including the $13,760 accrued wages from year 1998 and $22,703 was deferred. During 2000, $85,912 was paid and $26,181 was deferred. During 2001, $85,996 was paid and $30,405 was deferred. The amount of deferred salary due to William Pass at December 31, 2001 totals $90,022.

(3) Commencing during 1998, the executive voluntarily deferred a portion of his base salary in order to conserve working capital of the Company. During 1999, $110,034 was paid including the $15,288 accrued wages from year 1998 and $25,226 was deferred. During 2000, $95,123 was paid and $29,090 was deferred. During 2001, $95,215 was paid and $33,784 was deferred. The amount of deferred salary due to David Reid at December 31, 2001 totals $100,024.

(4) During 1999, stock options to purchase 1,848,295 shares to Executive Officers were voluntarily terminated without consideration. On January 20, 1999, options to purchase an aggregate of 1,848,295 shares at exercise price $.16 per share were granted to Executive Officers.

(5) On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the performance of the Company. The Company has not yet determined any contributions to the SEP for the year ended December 31, 2001. No contribution was made for the calendar years 2000 or 1999. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $25,500 for calendar year 2001 or 15% of that employee's total compensation.


OPTION GRANTS IN LAST FISCAL YEAR

During 2001 no grants of stock options were made pursuant to the Non-Qualified Stock Option and Stock Grant Plan to Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION TABLE VALUE

Shown below is information at December 31, 2001 with respect to the exercised and unexercised options to purchase the Company's common stock to Executive Officers under the Non-Qualified Stock Option and Stock Grant Plan.

                           Number of Securities      Value of Unexercised
                           Underlying Unexercised    In-the-Money Options
                              Options Held at                 at
Name                       December 31, 2001 (1)     December 31, 2001 (2)
----                       ----------------------    ---------------------

William W. Reid                   888,295                   $346,435

William F. Pass                   295,000                   $115,050

David C. Reid                     665,000                   $259,350

---------------
(1)  These options were exercisable at December 31, 2001.
(2) Based upon the close price as reported by OTC Bulletin Board as of December 31, 2001 ($0.39 per share).
(3) No options were exercised by Executive Officers during year ended December 31, 2001.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS.

Shown below is information at December 31, 2001 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

                                    Equity Compensation Plan Information
                                                                                  Number of securities
                                            (a)                                   remaining available for
                              Number of securities to   Weighted-average          future issuance under
                              be issued upon exercise   exercise price of         equity compensation plans
                              of outstanding options,   outstanding options,      (excluding securities
Plan category                 warrants and rights       warrants and rights       reflected in column (a))
-------------                 -----------------------   --------------------      ------------------------
Equity compensation plans
approved by security holders          2,048,295             $.16/share                    142,470

Equity compensation plans
not approved by security
holders                                  None                  None                         None

Total                                 2,048,295             $.16/share                    142,470


The executive officers of the Company have voluntarily agreed not to exercise an aggregate of 870,000 option shares in order to allow the Company additional shares available to be sold by the Company to raise working capital (See "Description of Capital Stock-Options").

COMPENSATION OF DIRECTORS

The Company reimburses its outside directors for reasonable expenses incurred by them in attending meetings of the Board of Directors or of Committees of the Board. No such expenses were incurred or paid during 2001 and 2000. Additionally, effective January 1, 1999, outside directors were paid $1,500 per quarter for services with an equal amount deferred. During 2001, Mr. Goth received total compensation of $6,000 for his service as outside director for 2000 with the remaining $6,000 unpaid, deferred and owed to him as of December 31, 2001 plus an additional $16,000 owned to Mr. Goth for deferred 2000, 1999 and 1998 directors pay.

During 1999, stock options to purchase an aggregate 300,000 shares held by directors were voluntarily terminated without consideration. On January 20, 1999, options to purchase an aggregate of 300,000 shares at exercise price $.16 per share were granted to such directors. During 2001 a former director exercised 9,375 options at an exercise price of $.16 per share. During 2001 options to purchase 53,125 shares at exercise price of $.16 per share were exercised by a former director.

EMPLOYMENT CONTRACTS

The Company entered into Employment Agreements effective January 1, 1994, as amended June 1, 1995 and July 21, 1998 with William W. Reid, William F. Pass, and David C. Reid (the "Employment Contracts") each of which was initially for a five year term. The Employment Contracts shall be extended automatically by one year upon each anniversary date unless either the Company or employee provides the other party written notice prior to 120 days before such anniversary, that the Employment Contract will not be so extended. During 1998 the Company gave written notice under each Employment Contract that it was not automatically extending the term by an additional year which resulted in such contracts having a term of four years subject to the automatic extensions each year as discussed above. William W. Reid's Employment Contract provides for a base salary of $157,500 per year for the first year, $200,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the Consumer Price Index (All Items-Urban), also referred to as the "CPI-U". William F. Pass' Employment Contract provides for a base salary of $75,000 per year for the first year, $90,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. David C. Reid's Employment Contract provides for a base salary of $75,000 per year for the first year, $100,000 per year for the second year, and annual upward adjustments thereafter based upon increases in the CPI-U. During 1998, 1999, 2000 and 2001, the executives voluntarily deferred a portion of their base salary in order to conserve working capital. As of December 31, 2001, the Company owed salary to William Reid in the amount of $200,048, William F. Pass in the amount of $90,022 and David C. Reid in the amount of $100,024.

Each of the Employment Agreements provides that the employee would be entitled to receive a termination payment from the Company in a lump sum equal to 2.9 times the employee's average annual compensation for the five taxable years immediately preceding the date of termination by the employee under certain circumstances (provided that the employee is not provided continued employment for a minimum of three years with compensation and other business terms equal to or more favorable to the employee than under the Employment Agreement) summarized as follows: i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of affiliated purchasers; ii) the sale, exchange or other disposition, in one transaction or a series of related transactions, of at least 30 percent of the outstanding voting shares of the Company; iii) a decision by the Company to terminate its business and liquidate its assets; iv) the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization; v) there is a material change in employee's authority, duties or responsibilities; or, vi) the Company acquires any stock or other investment in any business enterprise which acquisition or investment exceeds 40 percent of the net book value of the Company. Upon the death of an employee, the Company shall pay the employee's estate an amount equal to one year's salary; and upon termination by the Company following permanent disability of the employee, the Company shall pay the employee an amount equal to two years salary.

                              FINANCIAL STATEMENTS
                                                                           Page
                                                                           ----

Index to Financial Statements............................................   34

Years Ended December 31, 2001 and 2000-
---------------------------------------

Report of Independent Auditors...........................................   35

Consolidated Statements of Operations for the years
ended December 31, 2001 and 2000.........................................   36

Consolidated Balance Sheet at December 31, 2001..........................   37

Consolidated Statements of Changes in Shareholders'
Equity for the years ended December 31, 2001 and 2000....................   38

Consolidated Statements of Cash Flows for the
years ended December 31, 2001 and 2000...................................   39

Notes to Consolidated Financial Statements...............................   40

Six Month Period Ended March 31, 2002 and 2001-(Unaudited)
----------------------------------------------------------

Consolidated Statements of Operations for the six
month periods ended June 30, 2002 and 2001...............................   53

Consolidated Balance Sheet at June 30, 2002..............................   54

Consolidated Statements of Cash Flows for the six
month periods ended June 30, 2002 and 2001...............................   55

Notes to Unaudited Consolidated Financial Statements.....................   56

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
U.S. Gold Corporation
Lakewood, Colorado

We have audited the accompanying consolidated balance sheet of U.S. Gold Corporation as of December 31, 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates make by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has no current source of operating revenues, and needs to secure financing to remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Gold Corporation as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP

March 19, 2002
Denver Colorado

                             U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


For the years ended December 31,                      2001               2000
                                                      ----               ----

Project payments                                   $ 540,000          $ 540,000
Interest income                                        9,392                 90
Gain on sale of assets                                10,583                  -
                                                   ---------          ---------
                                                     559,975            540,090
Costs and expenses:
  General and administrative                         496,073            475,465
  Costs of services provided under
  Management contract with Gold Resource
  Corporation (Note 12)                              185,933            163,389
  Interest                                             2,624              3,679
  Depreciation                                        11,795             15,473
                                                    --------          ---------
                                                     696,425            658,006
                                                   ---------          ---------
(Loss) before income taxes                          (136,450)          (117,916)
                                                   ---------          ---------
Provision for income taxes (Note 6)                        -                  -
                                                   ---------          ---------
Net (loss)                                         $(136,450)         $(117,916)
                                                   =========          =========

Basic and diluted per share data:
  Basic                                            $   (0.01)         $   (0.01)
  Diluted                                          $   (0.01)         $   (0.01)
















              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001

ASSETS
Current assets:
  Cash and cash equivalents                                         $    72,089
                                                                    -----------
    Total current assets                                                 72,089
                                                                    -----------
Property, plant & equipment (Note 5)
  Tonkin Springs property, plant and equipment, net                   1,549,897
  Other vehicles, office furniture and equipment, net                    25,126
                                                                    -----------
    Total property, plant and equipment, net                          1,575,023
                                                                    -----------
Investment in affiliate-Gold Resource Corporation (Note 12)                   -
Restrictive time deposits for reclamation bonding                     1,832,138
Other assets                                                             23,715
                                                                    -----------
    TOTAL ASSETS                                                    $ 3,502,965
                                                                    ===========

LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                          $    15,717
  Installment purchase contracts (Note 10)                               12,933
                                                                    -----------
    Total current liabilities                                            28,650
                                                                    -----------
Related party payables, long-term (Note 12)                             412,094
Installment purchase contracts, long-term (Note 10)                       8,257
Reserve for reclamation (Note 3)                                      1,825,977
                                                                    -----------
    Total liabilities and reserve                                     2,274,978
                                                                    -----------

Commitments and contingencies (Notes 4, 9 and 10)

Shareholders' equity (Note 7):
  Common stock, $.10 par value, 18,000,000 shares
    Authorized; 14,026,390 shares issued and outstanding              1,402,639
  Additional paid-in capital                                         31,975,303
  Accumulated (deficit)                                             (32,149,955)
                                                                    -----------
    Total shareholders' equity                                        1,227,987
                                                                    -----------
TOTAL LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY                   $ 3,502,965
                                                                    ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                              Common Stock
                         ------------------------    Additional
                                          Par          Paid-in     Accumulated
                           Shares        Value         Capital      (Deficit)
                         ----------    ----------    -----------   -----------

Balance,
January 1, 2000          13,964,665    $1,396,466    $31,971,695   $(31,895,589)
Exercise of stock
   options  (Note 7)          9,375           938            562              -
Treasury shares
  cancelled                    (520)          (52)           (58)             -
Net loss                          -             -              -       (117,916)
                         ----------    ----------    -----------   ------------
Balance,
December 31, 2000        13,973,520     1,397,352     31,972,199    (32,013,505)

Exercise of stock
  options (Note 7)           53,125         5,312          3,188              -
Treasury shares
  cancelled                    (255)          (25)           (84)             -
Net loss                          -             -              -       (136,450)
                         ----------    ----------     ----------   ------------
Balance,
December 31, 2001        14,026,390    $1,402,639     $31,975,303  $(32,149,955)
                         ==========    ==========     ===========  ============















              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    For the years ended  December 31,
                                                    ---------------------------------
                                                          2001            2000
                                                          ----            ----
Cash flows from operating activities:
  Cash received from project distributions             $ 495,000      $ 540,000
  Cash received from TSHI upon TSLLC
    Withdrawal                                            79,347              -
  Cash paid to suppliers and employees                  (583,801)      (517,300)
  Interest received                                       38,277             90
  Interest paid                                           (2,624)        (3,679)
  Income taxes paid                                            -              -
                                                       ---------      ---------
    Cash provided by operating activities                 26,139         19,111
                                                       ---------      ---------
Cash flows from investing activities:
  Capital expenditures                                   (10,000)        (2,665)
  Sale of assets                                          13,500              -
                                                       ---------      ---------
    Cash provided by (used in)
      investing activities                                 3,500         (2,665)
                                                       ---------      ---------
Cash flows from financing activities:
  Payments on installment purchase
    Contracts                                            (11,795)       (10,681)
                                                       ---------      ---------
    Cash used in financing activities                    (11,795)       (10,681)
                                                       ---------      ---------
Increase in cash and cash equivalents                     17,844          5,765
Cash and cash equivalents, beginning
  of year                                                 54,245         48,480
                                                       ---------      ---------
Cash and cash equivalents, end of year                 $  72,089      $  54,245
                                                       =========      =========

Reconciliation of net loss to cash provided by
 operating activities:
  Net loss                                             $(136,450)     $(117,916)
  Items not requiring cash:
    Depreciation, depletion and amortization              18,275         15,473
    Increase in other assets related to
      operations                                           3,018         18,299
    Increase in liabilities related to operations        141,276        103,255
                                                       ---------      ---------
Cash provided by operating activities                  $  26,119      $  19,111
                                                       =========      =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: U.S. Gold Corporation (the "Company") was organized under the laws of the State of Colorado on July 24, 1979. Since its inception, the Company has been engaged in the exploration for, development of, and the production and sale of gold and silver.

BASIS OF  CONSOLIDATION:  The  consolidated  financial  statements  include  the
accounts  of  the  Company  and  its  wholly-owned   subsidiaries.   Significant
intercompany accounts and transactions have been eliminated.

STATEMENTS OF CASH FLOWS: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

EQUITY METHOD INVESTMENTS: Investment in common stock of Gold Resource Corporation, an affiliate of the Company, earned under a management contract dated July 1, 2000 is recorded under the equity method of accounting. The shares of Gold Resource earned under the contract have been assessed by the Company to be of undeterminable market value and have therefore been recorded at zero basis. See Footnote 13 for additional information.

PROPERTY AND EQUIPMENT: Property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Examples of the latter would include mill facilities refurbishments and changes to the process equipment. Gains or losses on disposition are recognized in operations.

EXPLORATION AND DEVELOPMENT COSTS: General exploration costs are expensed as incurred while exploration and acquisition costs related to projects may be capitalized until the properties are put into commercial production, sold, or abandoned. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. Costs incurred to maintain current production or to maintain properties on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs to determine if these costs are in excess of their net realizable value and if an permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized mining costs and related property, plant and equipment costs are based upon expected future cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets."

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

DEPRECIATION: Depreciation of property and equipment is computed using the units-of-production and straight-line methods, depending upon which method more accurately reflects the related assets' use. Mine development costs are charged to operations using the units-of-production method based on estimated ounces of precious metals to be recovered. Property and equipment are being depreciated using the straight-line method over the estimated economic lives ranging from 3 to 5 years.

PROPERTY RECLAMATION COSTS: The estimated reclamation cost obligation related to present disturbances at the Tonkin Springs Properties is carried as a liability. Changes to these estimates, or the estimated reclamation costs associated with other mineral properties, are accrued and charged over the expected life of each property using the units of production method. Ongoing environmental and reclamation expenditures are expensed as incurred.

STOCK OPTION PLANS: The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

REVENUE RECOGNITION: The Company recognizes sales revenue upon the production of precious metals having a fixed monetary value. Precious metal inventories are recorded at estimated net realizable value. Project payments are recognized as revenue as earned. Gains on the sale of mineral interests includes the excess of the net proceeds from sales over the Company's net book value in that property.

PER SHARE AMOUNTS: Statement of Financial Accounting Standards No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (14,011,400 for 2001 and 13,972,852 for 2000). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2001 and 2000, options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

INCOME TAXES: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109.") Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

BUSINESS RISKS: The Company continually reviews the mining risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

USE OF ESTIMATES: The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS: statement of financial accounting standards no. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash and cash equivalents and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

HEDGING ACTIVITIES: The Company applies FASB Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133" which was effective for fiscal years beginning after June 15, 2000. SFAS No. 133, "Accounting for Derivative Instruments and Hedging activities" requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

derivative's change in fair value will be immediately recognized in earnings. Implementation of this standard did not have a material effect on the consolidated financial statements.

REVENUE RECOGNITION: In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB No. 101"). SAB 101 provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements and is effective in the Company's fourth quarter of 2000. The implementation of SAB No. 101 did not impact the Company's operating results.

BUSINESS  COMBINATIONS,  GOODWILL  AND  INTANGIBLE  ASSETS:  In July  2001,  the
Financial Accounting Standards Board ("FASB") issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not believe the adoption of these standards will have a material impact on its financial statements.

ASSET RETIREMENT OBLIGATIONS: In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSTS: In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001


2.   GOING CONCERN

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced losses for the years ended December 31, 2001 and 2000 of $136,450 and $117,916, respectively. As discussed in Note 3, the Company's partner in the Tonkin Springs project withdrew effective October 17, 2001. Payments from the former partner were the Company's sole source of operating revenue during the years ended December 31, 2001 and 2000.

The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations.

The Company is pursuing financing for its operations which could include issuance of equity of the Company in public or private transactions, the sale of a portion of its assets which could include sale of a royalty interest at Tonkin Springs, and borrowing with secured, unsecured or convertible debt. The Company may also consider third party joint venture participation at its Tonkin Springs project. It is presently uncertain if any such financing will be available to the Company, or will be available on terms acceptable to the Company. In addition, the Company has begun the evaluation of the potential of recommencing gold production operations at the Tonkin Springs project utilizing the known mineralized material and existing facilities to the extent possible. This involves the evaluation of the financial aspects and operational issued involved and the processes necessary to recommence production. In addition, this process also involves the identification, engineering and estimation of the additional capital investment required as well as the evaluation and estimation of the time required to seek amendments of or new regulatory permits and authorities to allow resumption of operations. The Company could also seek a joint venture partner at Tonkin Springs to participate in this evaluation process and funding for any operations.

3.   TONKIN SPRINGS PROJECT

The Company owns 100 percent of the Tonkin Springs LLC, a Delaware limited liability company ("TSLLC") which in turn owns the Tonkin Springs gold mine property located in Eureka County Nevada. The 100 percent ownership in TSLLC was achieved effective October 17, 2001 upon the withdrawal from TSLLC of our former partner, Tonkin Springs Holding Inc. ("TSHI") who prior to their withdrawal held 60 percent ownership in TSLLC and were the project managers. TSHI is owned by subsidiaries of Sudbury Contact Mines Limited, an Ontario, Canada corporation ("Sudbury")(SUD:TSE), which is itself a subsidiary of Agnico-Eagle Mines Limited, an Ontario, Canada corporation ("Agnico-Eagle") (AME:NYSE). The Company is currently evaluating the Tonkin Springs property to determine if the property can be put back into production. The Company plans to and will be required to

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

3.   TONKIN SPRINGS PROJECT, continued

arrange additional funding through the sale of equity, assets or incurring debt in order to carryout its business objectives. After the withdrawal of TSHI, TSVLP assumed management responsibilities for TSLLC

At December 31, 2001, the Company's ownership in TSLLC is held 99.5 percent by Tonkin Venture Limited Partnership, a Nevada limited partnership ("TSVLP") and
0.5 percent by U.S. Environmental Corporation, a Colorado corporation and subsidiary of the Company. TSVLP, in turn, is likewise owned 100% by two of our wholly-owned subsidiaries.

The TSLLC agreements provided for withdrawal of a member. However, TSVLP and TSHI had certain disputes regarding the obligations and responsibilities of TSHI in connection with and following TSHI's withdrawal from TSLLC effective October 17, 2001. These issues were resolved under a Settlement Agreement dated October 31, 2001 (the Settlement Agreement). Under the Settlement Agreement, TSHI paid
i) the remaining payment due to TSVLP in the amount of $90,000, ii) $60,000 for the remaining 2001 Program and Budget for TSLLC, iii) $19,347 in actual costs of repairs to pad liner at the Project caused by wind damage prior to October 17, 2001, and iv) funded in the name of TSLLC $437,900 into the restricted cash bond to secure reclamation of the properties, and TSHI committed up to and funded through an escrow account deposit $250,000 to be used to pay for the costs associated with the Mitigation Work Program (the Work Program) within the TSP-1 pit area of the Tonkin Springs project. The Work Program entails plugging of certain drill holes which were a requirement of certain existing permits issued by regulatory authorities. The Work Program has been approved by appropriate governmental agencies and is to be administered by the engineering firm Steffen Robertson & Kirsten (U.S.), Inc. (also referred to as "SRK"). TSLLC, TSHI and SRK have entered into a Technical Services Agreement dated December 18, 2001 to govern the Work Program. In exchange for the above payments and the TSHI Funding Commitments, the parties have agreed under the Settlement Agreement to release each other from any further obligations under the Agreement. The commencement of activities under the Work Program has commenced in January 2002 and is anticipated to be completed by June 30, 2002.

Under the TSLLC agreements, TSHI was required to fund all costs of TSLLC until their withdrawal. During the period from February 26, 1999 through October 17, 2001, TSHI has reported that it spent approximately $5.1 million at Tonkin Springs including exploration expenditures in the approximate amount of $2.6 million, reclamation and bonding of approximately $.5 million and holding costs of approximately $2.0 million.

During the period of TSHI's involvement with TSLLC it paid TSVLP an aggregate $1,720,000 as partial consideration for the terms and conditions of the TSLLC of which $540,000 were received in each of years 2001 and 2000.

Prior to formation of TSLLC in 1999, the Company's 40 percent ownership interest in the Tonkin Springs properties were subject a Project Joint Venture under a

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

3.   TONKIN SPRINGS PROJECT, continued

1993 Agreement with Gold Capital Corporation, a Colorado corporation, the owner of 60 percent. Effective February 26, 1999, TSVLP and Gold Capital terminated the 1993 Agreement and each retained their respective 40% and 60% undivided interests in Tonkin Springs. Gold Capital then immediately sold it's 60% interest in Tonkin Springs to TSHI, and then TSHI and TSVLP each immediately contributed their respective undivided interests in Tonkin Springs into the TSLLC in exchange for 40% and 60%, respectively, of the equity stock of TSLLC.

The Company recognized neither a gain nor a loss on the termination of the 1993 Agreement or with the contribution of its 40% undivided interest in the Properties to the TSLLC.

On December 18, 2001,  The Company  signed a Technology  Option  Agreement  with
Newmont Technologies Limited, a subsidiary of Newmont Mining Corporation ("Newmont"), that will allow the Company to use Newmont's proprietary N2TEC(R) Flotation Technology at the Tonkin Springs property. Terms of the agreement with Newmont include an initial license fee of $50,000 (of which $10,000 was paid with the option agreement) and ongoing net smelter return production royalty of 2% of precious metals paid utilizing the Newmont technology. Upon finalization of the license agreement anticipated in 2002, the Company would be able to use Newmont's commercially proven technology to process sulfide gold mineralization at Tonkin Springs

As 100% interest owner of TSLLC the Company is responsible for the reclamation obligations related to disturbances at Tonkin Springs. The current estimate of reclamation costs of disturbances of the Properties is approximately $1.83 million which estimate has been filed with and approved by appropriate governmental agencies (the Nevada Department of Environmental Protection and the Federal Bureau of Land Management.) Bonding of reclamation under various Nevada and Federal Bureau of Land Management agencies by TSLLC is in place in the form of cash bonds posted in the amount of $1.83 million secured by a restricted cash deposits. Actual reclamation, generally, will be commenced upon the completion of operations at the Properties.

4.   LOAN SETTLEMENT AGREEMENT WITH FABC

On February 21, 1992, the Company entered into a Loan Settlement Agreement with its senior secured lender, The French American Banking Corporation ("FABC"). The Company discharged its debt to FABC and terminated all prior security interests related thereto. As part of the consideration to FABC under the Loan Settlement Agreement, the Company entered into an agreement between Tonkin Springs Gold Mining Company, a wholly-owned subsidiary of the Company ("TSGMC") and FABC entitled "Agreement To Pay Distributions," which requires TSGMC to pay a limited portion of certain distributions from TSVLP to FABC. TSVLP has complete control of such distributions, if any, to TSGMC. Under the terms of the Agreement To Pay Distributions, TSGMC is required to pay to FABC (i) the first $30,000 in cash or

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

4.   LOAN SETTLEMENT AGREEMENT WITH FABC , continued

value of asset distributions, as defined in such agreement, received from TSVLP, plus (ii) an amount equal to 50 percent of such retained distributions in cash or value of asset distributions after TSGMC has first received and retained $500,000 of such retained distributions. This obligation to FABC shall terminate after FABC has been paid a total of $2,030,000 thereunder.

5.   PROPERTY, PLANT AND EQUIPMENT

At December 31, 2001, TSLLC property, plant and equipment consisted of the following:

     Mining properties & development                            $1,549,896
     Buildings                                                      92,719
     Office equipment                                                3,157
     Vehicles                                                        8,222
                                                                ----------
       Subtotal                                                  1,653,994
                                                                 ---------
     Less accumulated depreciation                               (104,097)
                                                                 ---------
     Total                                                      $1,549,897
                                                                ==========

At December 31, 2001, property and equipment, other than located at the Tonkin Springs project, consisted of the following:

     Office furniture and equipment                                $42,589
     Trucks and autos                                               78,137
     Equipment                                                      19,451
                                                                ----------
     Subtotal                                                      140,177
                                                                ----------
     Less: accumulated depreciation                             $(115,051)
                                                                ----------
     Total                                                      $   25,126
                                                                ==========

6.   INCOME TAXES

In various transactions entered into February 21, 1992, the Company had an ownership change, as that term is defined under Section 382 (g), IRC. As a result, the tax net operating loss carry forwards and the investment tax credit carry forwards are subject to annual limitations under Section 382 IRC, following the date of such ownership change. Except as noted below, the Company will receive no future benefits from net operating loss carryforwards or investment tax credit carryforwards existing as of the date of the ownership change. At December 31 2001, the Company estimates that tax loss carry forwards total approximately $4,200,000 expiring through year 2019. The Company has an additional capital loss carryforward of approximately $1,900,000 which are only available against capital gains from investment securities expiring in years 2002 and 2004.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 are presented below:

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

6.   INCOME TAXES, continued

     Deferred tax assets:
       Alternative minimum tax credit carryfoward              $    11,200
        Reclamation obligation                                     140,800
       Net operating loss carryforward                             927,400
       Capital loss carryforward                                   268,400
         Total gross deferred tax assets                         1,347,800
                                                               -----------
        Less valuation allowance                               (1,093,200)
                                                               -----------
         Net deferred tax assets                                   254,600
                                                               -----------
     Deferred tax liabilities:
     Basis in TSVLP                                              (254,600)
                                                               -----------
     Total gross deferred tax liabilities                        (254,600)
                                                               ----------
     Total net deferred tax asset                              $         -
                                                               ===========

The Company believes that it is unlikely that the net deferred tax asset will be realized. Therefore, the full valuation allowance has been provided for net deferred tax assets. The change in 2001 in the deferred tax asset valuation allowance is approximately $63,000.

A reconciliation of the tax provision for 2001 and 2000 at statutory rates is comprised of the following components:

                                                      2001         2000
                                                      ----         ----

     Statutory rate tax provision on book loss      $(30,000)    $(26,000)
     Book to tax adjustments:
     Valuation allowance                              30,000       26,000
                                                    --------     --------
                                                    $      -     $      -
                                                    ========     ========

7.   SHAREHOLDERS' EQUITY

Stock options have been granted to key employees, directors and others under the Non-Qualified Amended and Restated Stock Option and Stock Grant Plan (the "Plan"). Options to purchase shares under the Plan were granted at market value as of the date of the grant. The total number of shares that have been reserved under the Plan is 2,500,000.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used: (1) for the 1999 grant: dividend yield of 0 percent; expected volatility of 4.6 percent; risk free interest rate of 5.4 percent; and expected life of 4.1 years.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2001

7.   SHAREHOLDERS' EQUITY, continued

                                            2001                        2000
                                            ----                        ----
                                          Weighted                    Weighted
                                          Average                     Average
                                          Range of      Exercise      Range of     Exercise
                                           Shares        Prices        Shares       Prices
                                         ---------      --------      --------     --------
Outstanding, beginning of year           2,101,420        $.16        2,110,795      $.16
Granted                                          -           -                -         -
Exercised                                 (53,125)        $.16          (9,375)      $.16
Canceled                                         -           -                -         -
Expired                                          -           -                -         -
                                         ---------        ----        ---------      ----
Outstanding, end of year                 2,048,295        $.16        2,101,420      $.16
Options exercisable, end of year         2,048,295        $.16        2,101,420      $.16
Weighted average fair value of
  option granted during year             $       -                    $       -

The following table summarizes information about stock options outstanding at December 31, 2001:

Options Outstanding            Weighted Average
-------------------         ----------------------                    Weighted
Range of     Number          Remaining     Average       Number       Average
Exercise   Outstanding      Contractual   Exercise     Exercisable    Exercise
 Prices    at 2/31/2001        Life        Price       at 12/31/01      Price
--------   ------------     -----------   ---------    -----------    ---------

  $.16      2,048,295          2.1 yrs.      $.16       2,048,295       $.16


8.   EMPLOYEE BENEFIT PLANS

On December 10, 1985, the Company's Board of Directors adopted a Simplified Employee Pension Plan ("SEP"). The Company intends to make a determination of contributions under the SEP on an annual basis, based upon review by the Board of Directors of the Company's financial statements as of its fiscal year end. The Company has not yet determined any contributions to the SEP for the year ended December 31, 2001 and no contribution was made for the year ended December 31, 2000. Under the SEP, the Company has the option of contributing a certain amount directly to its employees' Individual Retirement Accounts. The Plan covers all employees of the Company with certain participation requirements, however the Company is not required to make any contributions in a given year. If contributions are made, they must be made to all eligible employees. Contributions made under the SEP in any one calendar year for any one employee may not be more than the smaller of $25,500 or 15 percent of that employee's total compensation.

9.   LEASE COMMITMENTS AND CONTINGENCIES

The Company has leased office equipment a under non-cancelable operating lease which expires during December 2002. Future minimum lease payments as of December 31, 2001 are as follows:

                           2002           $3,185

Rent expense during the years ended December 31, 2001 and 2000 on all operating leases was approximately $12,260 and $10,385, respectively.

A mineral property lease at Tonkin Springs requires annual payments of advance royalties in the minimum amount of $150,000.

The Company has transferred its interest in several mining properties over the past years. The Company could remain potentially liable for environmental enforcement actions related to its prior ownership interest of such properties. However, the Company has no reasonable belief that any violation of relevant environmental laws or regulations has occurred regarding these transferred properties.

10.  INSTALLMENT PURCHASE CONTRACTS

The Company has installment purchase contracts collateralized by three vehicles bearing an average interest of 9.3 percent per annum. Future maturities under these contracts as of December 31, 2001 are as follows:

                           2002           $12,933
                           2003           $ 8,257

11.  STATEMENTS OF CASH FLOWS

The Company's statements of cash flows exclude the following non-cash investing and financing activities:

                                                     2001           2000
                                                     ----           ----
     Stock options exercised in exchange for
      directors fees payable                        $8,500         $1,500

12.  RELATED PARTY TRANSACTIONS

INVESTMENT IN GOLD RESOURCE CORPORATION-

Effective July 1, 2000, the Company and Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC. GRC is responsible for all funding needed. The 1,280,000 shares of GRC owned by the Company represents approximately 37% of GRC capitalization as of December 31, 2001. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. Through March 19, 2002, GRC has paid $30,000 to the Company. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. The independent director(s) of the Company approved the both contracts with GRC. William W. Reid and David C. Reid, each officers and directors of the Company are currently the controlling shareholders of GRC with approximately 43% aggregate ownership as of December 31, 2001. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. The 2002 Management Contract terminates December 31, 2002 and may be terminated by either party for cause with 30 days prior written notice. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time.

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC its Zimapan Project. To GRC's knowledge the Zimapan Project has never been explored by modern drilling techniques and it intends to commence a drilling program at the Zimapan Project during 2002. As noted above, the Company is managing all activities under the 2002 Management Contract and GRC is responsible for funding the Zimapan Project. GRC is currently involved in an effort to raise funds through the sale of its common stock required to fund the drilling program, property maintenance costs and corporate overhead.

The shares of GRC are not currently publicly traded. The shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have no determinable market value and the investment has therefore been recorded at zero basis. Under the 2000 Management Contract, the 1,280,000 shares of GRC earned by the Company have a stated value of $.50/share for an aggregate $604,000 stated value. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for year 2001 and 2000 is approximately $357,634 and $205,850, respectively, of which the Company's share would be approximately $121,538 and $41,063, respectively. The balance sheet of GRC as of December 31, 2001 reflects total assets of $90,774, primarily $83,874 in cash and time deposits, $6,180 in property and other assets, and liabilities to third party vendors of $5,167, with shareholders' equity of $85,609. The overhead expense of the Company allocated to the management contract for year 2001 and 2000 totals $185,933 and $163,398, respectively, primarily representing allocation of staff time.

OTHER RELATED PARTY ITEMS-

Commencing in 1998 the executive officers of the Company have voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of December 31, 2001, the total amount of such voluntary deferral was $390,094 including $131,757 and $113,449 relating to year 2001 and 2000, respectively. Director fees in the amount of $22,000 remain unpaid as of December 31, 2001. All of these amounts are reflected as related party liabilities, long-term of the Company as of December 31, 2001.

                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                   Six Month       Period Ended
                                                 June 30, 2002     June 30, 2001
                                                 -------------     -------------
Revenues:
Management contract fees from
  Gold Resource Corporation                        $  30,000         $      -
  Tonkin Springs Project payments                          -          270,000
Interest income                                        4,923               55
Gain on sale of assets                                10,000                -
                                                   ---------         --------
  Total revenues                                      44,923          270,055
                                                   ---------         --------
Costs and expenses:
 General and administrative                           88,326          283,221
 Tonkin Springs holding  cost                        572,724                -
 Costs of services provided under
   Management contract with Gold
   Resource Corporation                               84,280           63,478
 Interest                                              2,015            1,450
 Depreciation                                          5,503            6,170
                                                   ---------         --------
   Total costs and expenses                          752,848          354,319
                                                   ---------         --------
(Loss) before income taxes                          (707,925)         (84,264)
                                                   ---------         --------
Provision for income taxes                                 -                -
                                                   ---------         --------
Net (loss)                                         $(707,925)        $(84,264)
                                                   =========         ========

Basic and diluted per share data:
  Basic                                            $   (0.05)        $  (0.00)
  Diluted                                          $   (0.05)        $  (0.00)













              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2002
                                   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                        $   205,868
  Stock subscription receivable                                        144,934
  Prepaid expense and other current assets                               5,679
                                                                   -----------
    Total current assets                                               356,481
                                                                   -----------
Property, plant & equipment:
  Tonkin Springs property, plant and equipment, net                  1,549,897
  Other vehicles, office furniture and equipment, net                   19,623
                                                                   -----------
    Total property, plant and equipment, net                         1,569,520
                                                                   -----------
Investment in affiliate-Gold Resource Corporation                            -
Restrictive time deposits for reclamation bonding                    1,837,035
Other assets                                                            38,788
                                                                   -----------
    TOTAL ASSETS                                                   $ 3,801,824
                                                                   ===========
LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                         $    24,359
  Accrued salaries & directors fees,
   related parties                                                     104,449
  Installment purchase contracts                                        14,896
                                                                   -----------
    Total current liabilities                                          143,704
                                                                   -----------
Related party payables, long-term                                      493,927
Reserve for reclamation                                              1,825,977
                                                                   -----------
    Total liabilities and reserve                                    2,463,608
                                                                   -----------
Shareholders' equity
  Common stock, $.10 par value, 18,000,000  shares
   authorized; 16,383,533 shares issued and outstanding              1,638,353
  Additional paid-in capital                                        32,557,743
  Accumulated (deficit)                                            (32,857,880)
                                                                   -----------
    Total shareholders' equity                                       1,338,216
                                                                   -----------
 TOTAL LIABILITIES, RESERVE & SHAREHOLDERS' EQUITY                 $ 3,801,824
                                                                   ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                              U.S. GOLD CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 2002 and 2001
                                   (Unaudited)

                                                          June 30,        June 30,
                                                            2002            2001
                                                         ----------      ----------
Cash flows from operating activities:
  Cash received from management contract with
   Gold Resource                                         $  30,000       $       -
  Cash received from Tonkin Springs
   Project distributions                                         -         270,000
  Cash paid to suppliers and employees                    (555,737)       (272,809)
  Interest received                                          4,923              55
  Interest paid                                             (2,015)         (1,450)
  Income taxes paid                                              -               -
                                                         ---------       ---------
  Cash (used in) operating activities                     (522,829)         (4,204)
                                                         ---------       ---------
Cash flows from investing activities:
  Payment on license                                       (20,000)              -
  Sale of assets                                            10,000               -
                                                         ---------       ---------
  Cash provided by investing activities                    (10,000)              -
                                                         ---------       ---------
Cash flows from financing activities:
  Sale of common stock & warrants for cash, net
   of issuance cost                                        673,223               -
  Borrowing from related parties                            29,358               -
  Repayment of borrowing from related parties              (29,358)              -
  Payments on installment purchase contracts                (6,615)         (5,769)
                                                         ---------       ---------
  Cash provided by (used in) financing activities          666,608          (5,769)
                                                         ---------       ---------
Increase (decrease) in cash and cash equivalents           133,779          (9,973)
Cash and cash equivalents, beginning of period              72,089          54,245
                                                         ---------       ---------
Cash and cash equivalents, end of period                 $ 205,868       $  44,272
                                                         =========       =========

Reconciliation of net loss to cash provided by
(used in) operating activities:
  Net (loss)                                             $(707,925)      $ (84,264)
  Items not requiring cash:
    Accrued and deferred salaries, and directors fees;
      related parties                                      186,276          68,879
    Depreciation, depletion and amortization                 5,503           6,170
    Directors fees paid by exercise of stock options             -           8,000
    Decrease in other assets related to operations         (15,331)            (69)
    Increase in liabilities related to operations            8,648           5,488
                                                         ---------       ---------
Cash (used in) operating activities                      $(522,829)      $  (4,204)
                                                         =========       =========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Certain adjustments have been made in the financial statements for June 30, 2001 to conform to accounting and financial statement presentation for the period ended June 30, 2002. The changes had no effect on Net (loss) for the six month period ended June 30, 2001.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus as of December 31, 2001.

PER SHARE AMOUNTS: Statement of Financial Accounting Standards No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the periods (14,194,326 and 13,994,282 for the six month periods ended June 30, 2002 and 2001, respectively). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of June 30, 2002 and 2001 options and warrants are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

2.   TONKIN SPRINGS PROJECT

As part of a settlement of disputes regarding TSHI's obligations and responsibilities in connection with and following their withdrawal from TSLLC, TSHI funded $250,000 through a third party escrow account which funds are being used to pay for costs associated with the Mitigation Work Program (the Work Program) within the TSP-1 pit area of the Tonkin Springs project. The Work Program entails the location and plugging of certain drill holes. The Work Program has been approved by appropriate governmental agencies. Through June 30, 2002 a total of 29 drill holes have been located and plugged with total

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

2.   TONKIN SPRINGS PROJECT, continued

expenditures funded through the escrow account of approximately $230,000. The fieldwork related to the Work Program was completed June 30, 2002 however the preparation of the final report is pending.

During six month periods ended June 30, 2001, TSHI paid TSVLP $270,000 in Project Payments as partial consideration for the terms and conditions of the TSLLC agreements.

A mineral lease within the Tonkin Springs property requires annual minimum advance royalty payments of $150,000 due during January of each year which cumulative payments are recoupable from any future production royalties due lessor from the leased property. The lessor under that lease agreed to extend the due date of the payment of the 2002 advance royalty for additional consideration of $20,000, both of which were paid by the Company during the period.

The Company paid the Bureau of Land Management ("BLM") annual claim fees for assessment year 2003 and the related Eureka County related affidavit filing fees for all Tonkin Springs Project unpatented mining claims during June 2002. These fees are due no later than September 2002.

3.   TECHNOLOGY LICENSE

Effective May 31, 2002, the Company entered into a non-exclusive technology licensed agreement with Newmont Mining Corporation ("Newmont") related to the use of Newmont's commercially proven proprietary N2TEC Flotation Technology at the Company's Tonkin Springs property in Nevada (the "License"). In December 2001, the Company had secured the right to negotiate the License with Newmont under an option agreement. Terms of the License with Newmont include i) initial license fee of $50,000 (of which $30,000 has been paid with the balance due $10,000 by August 30, 2002 and $10,000 by November 30, 2002), and ii) ongoing license fee of 2% net smelter return ("NSR") production royalty of precious metals paid utilizing the Newmont technology with a minimum annual payment of $10,000. The Company has the option during the initial 2 years of the License to buy down or buy out the royalty at the rate of $500,000 per each 1% NSR. Newmont is also committed to provide certain technical consultation to the Company regarding the technology. The License shall continue as long as the Company continues to use the N2TEC Flotation Technology but the royalty rate shall be reduced by half upon the expiration of the last Newmont patents related to the technology. The Company may terminate the License at any time with 3 month written notice.

4.   SHAREHOLDERS' EQUITY

On December 17, 2001 the Company and GRC jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment independently for

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

4.   SHAREHOLDERS' EQUITY, continued

the Company as well as for GRC. The agreement with IBK includes a 9% commission due IBK computed on any money raised by IBK for the Company.

Effective May 30, 2002 the Company entered into a subscription agreement with Excalibur Limited Partnership ("Excalibur"), an Ontario, Canada limited partnership, for the sale of restricted common shares and warrants for $300,000 (the "Initial Private Placement"). The net proceeds of $272,999 from the First Private Placement allowed the Company to pay several important obligations related to the Tonkin Springs Project including the annual minimum royalty payment ($170,000) on one of the leased properties. Under the First Private Placement the Company issued 857,143 restricted common shares to Excalibur and gave Excalibur 428,572 common stock warrants exercisable until May 30, 2004 at an exercise price of $0.53 per share. No value was assigned to the warrants. The Initial Private Placement was arranged by IBK who was paid a commission of $27,000. During the period June 5, 2002 through June 30, 2002, the Company entered into various subscription agreements with sophisticated private investors for the sale of 1,500,000 shares of restricted common shares at $.40/share for aggregate $600,000 (the "Second Private Placement") with net proceeds of $545,155. The Second Private Placement was also arranged by IBK who was paid an additional commission of $54,000.

The Company is obligated to file a registration statement with the Securities and Exchange Commission for shares subject to the Initial Private Placement and the Second Private Placement and to maintain the effectiveness of such registration statement for 2 years.

Effective June 1, 2002, and related to the Second Private Placement, the executive officers and outside director of the Company voluntarily agreed not to exercise an aggregate of 870,000 option shares under existing stock option agreements with the Company in order to allow the Company additional available shares to be sold in the Second Private Placement in order to raise additional working capital. The option shares subject to these exercise limitations could become available to the agreeing executive officers and director for exercise if and when shareholders approve an increase to the authorized number of Common Shares of the Company.

5.   RELATED PARTY TRANSACTIONS

INVESTMENT IN GOLD RESOURCE CORPORATION-

Effective July 1, 2000, the Company and Gold Resource Corporation ("GRC"), a private Colorado corporation and affiliate company, entered into a management contract (the "2000 Management Contract") under which the Company provided general management of GRC business activities through December 31, 2001 in exchange for 1,280,000 shares of GRC of which 166,666 and 333,332 shares were earned during the three and six month periods ended June 30, 2001, respectively. GRC was responsible for all funding needed.

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

INVESTMENT IN GOLD RESOURCE CORPORATION, continued

The 1,280,000 shares of GRC owned by the Company represents approximately 30% of GRC capitalization as of June 30, 2002. Through the 2000 Management Contract the Company has the opportunity to participate in potential business activities in Mexico with no additional funding, other than that related to the existing level of corporate overhead expenditures during the contract period. Effective January 1, 2002, the Company and GRC entered into a new management contract (the "2002 Management Contract") which expires by its term December 31, 2002. Under the 2002 Management Contract the Company is to be paid $30,000 per month to provided general management of GRC business activities through December 31, 2002. Through June 30, 2002, GRC has paid $30,000 to the Company under the 2002 Management
Contract which the Company has recognized as revenues. As with the prior contract, GRC is responsible for all funding needed and intends to and is currently raising funds through the sale of GRC stock. The independent director(s) of the Company approved both contracts with GRC. William W. Reid and David C. Reid, each officers and directors of the Company, are currently the controlling shareholders of GRC with approximately 38% aggregate ownership as of June 30, 2002. William F. Pass, an officer of the Company, was granted by GRC a non-qualified stock option to purchase 200,000 shares of GRC common stock at an exercise price of $.50 per share. The 2002 Management Contract terminates December 31, 2002 and may be terminated by either party for cause with 30 days prior written notice. The Company anticipates that performance under the contract will involve no more than approximately 50 percent of its available staff time.

Effective August 23, 2001 GRC leased a prospective silver/lead/zinc mining property in the Zimapan Mining District in the state of Hidalgo, Mexico. This project has been designated by GRC its Zimapan Project. To GRC's knowledge the Zimapan Project has never been explored by modern drilling techniques and it intends to commence a drilling program at the Zimapan Project during 2002. GRC is currently involved in an effort to raise funds through the sale of its common stock required to fund the drilling program, property maintenance costs and corporate overhead. During the period from September 2001 through June 30, 2002, GRC has reported that it has raised approximately $438,000 from sale of its stock. GRC is currently involved in the initial underground exploratory drilling at the Zimapan Project however no assay or other results are yet available.

The shares of GRC are not currently publicly traded. The shares of GRC earned under the 2000 Management Contract have been assessed by the Company to have indeterminable market value and the investment has therefore been recorded at zero basis. Under the 2000 Management Contract, the shares of GRC earned by the Company have a stated value of $.50/share for an aggregate $166,666 related to the 333,332 shares earned by the Company during the six months ended June 30, 2001. Under equity accounting, the Company has not recorded its share of GRC's operating losses to date since such recognition would reduce its zero basis investment in GRC to below zero. GRC's unaudited operating loss for the six month periods ended June 30, 2002 and 2001 is approximately $314,419 and $77,092, respectively, of which the Company's share would be approximately

                              U.S. GOLD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

INVESTMENT IN GOLD RESOURCE CORPORATION, continued

$96,644 and $23,960, respectively. The unaudited balance sheet of GRC as of June 30, 2002 reflects total assets of $169,856 made up primarily of $112,858 in cash and $55,000 in property, and liabilities to vendors and officers of $15,666 along with $150,000 payable to the Company for services under the 2002 Management Contract (which the Company has not recognized in revenue until receipt from GRC is reasonably assured), and with shareholders' equity of $4,190. The overhead expense of the Company allocated to the GRC management contracts for the three and six month periods ended June 30, 2002 totals $38,743 and $84,280, respectively, while, for the corresponding period ended June 30, 2001, the total overhead expense were $30,682 and $63,478, respectively, all representing allocation of staff time.

OTHER RELATED PARTY ITEMS-

During the six month period ended June 30, 2002, the Company elected not to pay certain salaries to its three executive officers in the amount of $104,449 in order to conserve working capital. In addition, the first and second quarters of 2002, the three executive officers have made cash advances to the Company to allow the payment of field personnel wages and certain critical payments. The maximum aggregate amount of such advances from the three executive officers to the Company was $29,358 which amount was repaid effective May 30, 2002 from a portion of the proceeds from the Initial Private Placement discussed in Note 4 above.

Commencing in 1998 the executive officers of the Company have voluntarily deferred a portion of their base salary in order to conserve working capital of the Company. As of June 30, 2002, the total cumulative amount of such voluntary deferral was $467,427 of which $77,333 and $65,878 is related to the six months ended June 30, 2002 and 2001, respectively. Director fees in the amount of $26,500 remain unpaid as of June 30, 2002 of which $2,500 and $4,500 related to the six months ended June 30, 2002 and 2001, respectively.

All of these other remaining related party liabilities are reflected in the financial statements of the Company as of June 30, 2002.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in nor disagreements with accountants on accounting and financial disclosure.


                SPECIAL NOTE REGARDING FORWARD-LOOKNG STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain forward-looking statements (as such terms is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of
1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words "may," "could," "should," "anticipate," "believe," "estimate,"
"expect," "intend," "plan," "predict" and similar expressions and their variants, as they related to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified in the section entitled "Risk Factors," among others, may impact forward-looking statements contained in this prospectus.


                                 LEGAL MATTERS

Certain legal matters in connection with this offering have been reviewed by Moye, Giles, O'Keefe, Vermeire & Gorrell LLP. No counsel has represented the Selling Shareholders.

                        ADDITIONAL AVAILABLE INFORMATION

The registration statement that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. The Company's SEC filings, including the registration statement that contains this prospectus, are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.

                                  (back cover)
                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC. Under this registration statement, the Selling Shareholders named herein may sell up to 2,785,715 shares of U.S. Gold Corporation Common Stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Common Stock the Selling Shareholders may offer. Each time the Selling Shareholders sell Common Stock, they will provide a prospectus and, if applicable, a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. You can read that registration statement at the SEC's website or at the SEC's offices mentioned under the heading "ADDITIONAL INFORMATION AVAILABLE" elsewhere in this prospectus.

Until ________________________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on information contained in this prospectus. Neither U.S. Gold Corporation nor the Selling Shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

The Common Stock will not be offered in any jurisdiction where the offering is not permitted.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company indemnifies and holds harmless its directors, executive officers as well as certain other persons from any and all claims, actions, costs, expense, damages and liabilities, including without limitation, reasonable attorney's fees, arising out of or in connection with activities of those individuals in performance of their respective duties on behalf of our company, except in the case of gross negligence or willful misconduct, to the fullest extent permitted by applicable Colorado law.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimate except for the Securities and Exchange Commission's registration fee:

     SEC registration fee                                          $11,800
     Legal fees and expenses for U. S. Gold Corporation            $ 7,500
     Accountants fees and expenses                                 $ 1,000
     Printing and engraving expenses                               $ 1,500
     Miscellaneous                                                 $ 1,000
                                                                   -------
     Total                                                         $22,800


Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the period inclusive of the proceeding three years, the Company has sold an aggregate of 2,332,143 shares of its Common Stock without registering those securities under the Securities Act, all of which shares of Common Stock are subject to and included for registration in this filing, as follows:

                                                                                       Section of
                               Amount          Price        Total       Underwriter      Act for
Date     Purchaser              Sold         per share     Offering       Fee(1)        Exemption
----     ---------            ----------     ---------    -----------   -----------    -----------
5/30/02  Excalibur Limited    857,143          $.35       $300,000      $27,000          Reg. D
         Partnership (2)      428,572(3)       $.53       $227,143(3)   $20,443(3)       Reg. D

6/5/02   Global Gold          125,000          $.40       $50,000       $4,500           Reg. D
         & Precious (4)

6/18/02  1056149 Ontario       50,000          $.40       $20,000       $1,800           Reg. D
         Ltd. c/o HSBC
         Securities (Canada)
         Inc. (5)

6/18/02  John Ryan (6)        375,000          $.40       $150,000      $13,500          Reg. D

6/18/02  Michaux-Gestion      250,000          $.40       $100,000      $9,000           Reg. D
         Paris (7)

6/18/02  ING Ferri            125,000          $.40       $50,000       $4,500           Reg. D
         a/c 2000024 (8)

6/18/02  Concord Bank          50,000          $.40       $20,000       $1,800           Reg. D
         Limited (9)

6/20/02  Excelsior            125,000          $.40       $50,000       $4,500           Reg. D
         Mining Fund (10)

6/28/02  R. Clarke (11)        75,000          $.40       $30,000       $2,700           Reg. D

6/28/02  Arlington Group      187,500          $.40       $75,000       $6,750           Reg. D
         PLC (12)

6/28/02  Kayjay Realty        112,500          $.40       $45,000       $4,050           Reg. D
         Inc. (13)

6/28/02  GUNDYCO in            25,000          $.40       $10,000       $  900           Reg D.
         Trust  for Account
         No. 500-1327427 (14)

------------------
(1) One December 17, 2002 the Company and GRC jointly entered into an agreement with IBK Capital Corp. of Toronto, Ontario, Canada ("IBK") whereby IBK agreed assist the Company and GRC in seeking and arranging equity investment independently for the Company as well as for GRC. The agreement provided commission due IBK of 9% computed on any money raised for the Company or for IBK.
(2) Excalibur Limited Partnership is an Ontario, Canada limited partnership the general partner of which is William Hechter.
(3) Represents 428,572 shares of Common Stock underlying unexercised warrants that are exercisable as of June 30, 2002 and expiring May 30, 2004.
(4) Global Gold & Precious is a gold and precious mutual fund company based in Paris, France.
(5)  1056149 Ontario Ltd. is an Ontario, Canada private company.
(6) Mr. John Ryan is a Canadian individual who makes his own investment decisions.
(7) Michaux-Gestion Paris is an investment management company based in Paris, France.
(8) ING Ferri a/c 2000024 is the account of Societe Parisienne Gestion is an investment management company based in Paris, France.
(9)  The Concorde Bank Limited is a bank registered in Barbados, West Indies.
(10) Excelsior Mining Fund is registered in Nassau (Bahamas) and is managed by Lion Resources Management Ltd, London, England.
(11) Mr. R. Clark is a individual living in France who makes his own investment decisions.
(12) The Arlington Group PLC is a venture capital firm based in London, England.
(13) Kayjay Realty Inc. is a business based in Ontario, Canada, and the investment account is managed by HSBC Securities (Canada) Inc.
(14) GUNDYCO in Trust for Account No. 500-1327427 is managed by CIBC Wood Gundy.

ITEM 16. EXHIBITS

3.0 Company's Articles of Incorporation, as Amended June 22, 1988, July 5, 1988, and December 20, 1991 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.0).

3.1 Company's Bylaws, as Amended June 22, 1988 (incorporated by reference from the Report on Form 10-KSB dated December 31, 1995, Exhibit 3.1).

10.1 Agreement To Pay Distributions dated February 21, 1992, by and between Tonkin Springs Gold Mining Company and French American Banking Corporation (incorporated by reference from the Report on Form 8-K dated February 21, 1992, Exhibit 4).

10.2 Amended and Restated Non-Qualified Stock Option and Stock Grant Plan, as amended effective December 8, 1993 (incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1993,
          Exhibit 10.14).

10.3 Purchase and Sales Agreement dated December 31, 1993, by and between Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference from the Report on Form 8-K dated December 31, 1993, Exhibit 10.1).

10.4      Mining  Venture  Agreement  dated  December 31,  1993,  by and between
          Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference from the Report on Form 8-K dated December 31, 1993, Exhibit 10.5).

10.5 Amendment to Mining Venture Agreement dated effective August 29, 1997, by and between Tonkin Springs Venture Limited Partnership and Gold Capital Corporation (incorporated by reference to the Report on Form 10-QSB dated September 30, 1997, Exhibit 6.a).

10.6 Amended Employment Agreement with William W. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.1).

10.7 Amended Employment Agreement with William F. Pass dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.2).

10.8 Amended Employment Agreement with David C. Reid dated June 1, 1995 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 30, 1995, Exhibit 10.3).

10.9 Members Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1998, Exhibit 10.9).

10.10 Members' Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001 (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001, Exhibit 10.10).

10.11 Operating Agreement of the Members of Tonkin Springs LLC by and between Tonkin Springs Venture Limited Partnership and Tonkin Springs Holdings Inc. dated February 26, 1999 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1998,
          Exhibit 10.10).

10.12 Operating Agreement of the Members of Tonkin Springs LLC as Amended by and between Tonkin Springs Venture Limited Partnership and U.S. Environmental Corporation dated October 18, 2001 (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001, Exhibit 10.12).

10.13 Settlement Agreement between Tonkin Springs Holding Inc., and Tonkin Springs Management Co., and Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, dated October 31, 2001 (Incorporated by reference from the Report on Form 10-QSB for the period ended September 31, 2001, Exhibit 10.3.)

10.14 Technical Services Agreement dated December 18, 2001 between Tonkin Springs Holding Inc., Tonkin Springs Venture Limited Partnership and Tonkin Springs LLC, and Steffen Robertson & Kirsten (U.S.), Inc. (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001, Exhibit 10.14).

10.15 Amendment to Employment Agreement with William W. Reid dated July 21, 1998 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1998, Exhibit 10.11).

10.16 Amendment to Employment Agreement with William F. Pass dated July 21, 1998 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1998, Exhibit 10.12).

10.17 Amendment to Employment Agreement with David C. Reid dated July 21, 1998 (Incorporated by reference from the Report on Form 10-KSB for the year ended December 31, 1998, Exhibit 10.13).

10.18 Management Agreement dated effective July 1, 2000 between U.S. Gold Corporation and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2000,
          Exhibit 6.a.)

10.19 Management Agreement dated effective January 1, 2001 between U.S. Gold Corporation and Gold Resource Corporation (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001,
          Exhibit 10.19).

10.20 Technology Option Agreement dated December 18, 2001 between Newmont Technologies Limited and U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001, Exhibit 10.20).

10.21 Non-Exclusive Technology License Agreement dated May 31, 2002 by and between Newmont USA Limited, d/b/a Newmont Mining Corporation and U.S. Gold Corporation (Incorporated by reference from the Report on Form 8-K dated June 7, 2002, Exhibit 10.1).

10.22 Subscription Agreement dated May 30, 2002 by and between Excalibur Limited Partnership and U.S. Gold Corporation (Incorporated by reference from the Report on Form 8-K dated June 7, 2002, Exhibit 10.2).

10.23 Form of Subscription Agreement at $.40/share with various Selling Shareholders of the Common Stock of U.S. Gold Corporation
          (Incorporated by reference from the Report on Form 10-QSB for the period ended June 30, 2002, Exhibit 10.3).

21. Subsidiaries of the U.S. Gold Corporation (Incorporated by reference from the Report on Form 10-KSB/A for the year ended December 31, 2001,
          Exhibit 21).

*5        Opinion on Legality

*23.1     Consent of Stark Winter Schenkein & Co., LLP dated July 12, 2002.

*23.2     Consent of Moye, Giles, O'Keefe, Vermeire & Gorrell LLP dated July 17,
          2002

-----------------
*  Filed herewith.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement; and to include any additional or changed material information on the plan of distribution.

     c. Include any additional or changed material information on the plan of distribution.

2. For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post effective amendment to remove any of the securities that remain unsold at the end of the offering.

4. To supplement the prospectus, after the expiration on the warrant period, May 30, 2004, to set forth the results of the exercise of the warrants, if any, thereunder.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed n its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on July 12, 2002.

U.S. GOLD CORPORATION
(Registrant)
/s/ William W. Reid
By: William W. Reid
President and Chief Executive Officer and Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ William W. Reid
---------------------------
Date: July 12, 2002
William W. Reid
Title: Chairman of the Board of Directors

/s/ William F. Pass
---------------------------
Date: July 12, 2002
William F. Pass
Title: Vice President an Chief Financial Officer

/s/ David C. Reid
---------------------------
Date: July 12, 2002
David C. Reid
Title: Vice President and Member of the Board of Directors

/s/ John W. Goth
---------------------------
Date: July 12, 2002
John W. Goth
Title: Member of the Board of Directors